Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-249656

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
2.150% Senior Notes due 2030	$500,000,000	99.737%	$498,685,000	$54,406.53
Guarantee of 2.150% Senior Notes due 2030 registered pursuant to this registration statement	—	—	—	(2)

(1)	The filing fee is calculated in accordance with Rule 457(o) and 457(r) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees.

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 23, 2020)

$500,000,000

Acuity Brands Lighting, Inc.

2.150% Notes due 2030

Fully and Unconditionally Guaranteed by

Acuity Brands, Inc. and ABL IP Holding LLC

Acuity Brands Lighting, Inc., the principal operating subsidiary of Acuity Brands, Inc., is offering $500,000,000 aggregate principal amount of 2.150% notes due 2030 (the “notes”). Interest on the notes will be paid semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2021. The notes will mature on December 15, 2030.

The notes will be senior unsecured obligations of Acuity Brands Lighting, Inc. and will rank equally in right of payment with all other senior unsecured indebtedness of Acuity Brands Lighting, Inc. from time to time outstanding. Acuity Brands, Inc., the parent corporation of Acuity Brands Lighting, Inc., and ABL IP Holding LLC, a wholly owned subsidiary of Acuity Brands Lighting, Inc., will fully and unconditionally guarantee the payment of principal and interest on the notes. The guarantees will be senior unsecured obligations of Acuity Brands, Inc. and ABL IP Holding LLC. The notes will not be listed on any securities exchange. Currently there is no public market for the notes.

At any time prior to September 15, 2030 (three months prior to the maturity date of the notes), Acuity Brands Lighting, Inc. may redeem all or part of the notes at any time at the applicable redemption price specified in this prospectus supplement. On or after September 15, 2030, Acuity Brands Lighting, Inc. may redeem all or part of the notes at a price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. If a change of control triggering event as described in this prospectus supplement occurs, Acuity Brands Lighting, Inc. will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

Investing in the notes involves risks. Please read the “Risk Factors” section beginning on page S-8 of this prospectus supplement, in the accompanying prospectus and in the periodic reports of Acuity Brands, Inc. filed from time to time with the Securities and Exchange Commission that are incorporated by reference herein.

	Per Note	Total
Public offering price(1)	99.737%	$498,685,000
Underwriting discounts	0.650%	$3,250,000
Proceeds, before expenses, to us	99.087%	$495,435,000

(1)	Plus accrued interest, if any, from November 10, 2020.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through the facilities of The Depository Trust Company for the account of its participants, including Clearstream Banking, S.A. and Euroclear Bank, S.A./N.V., on or about November 10, 2020.

Joint Book-Running Managers

BofA Securities	J.P. Morgan

Co-Managers

KeyBanc Capital Markets	PNC Capital Markets LLC	Truist Securities	US Bancorp

HSBC	TD Securities

Prospectus Supplement dated October 27, 2020

Neither we nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus filed by us with the U.S. Securities and Exchange Commission (the “SEC”). Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the respective dates on the front of such documents. Our business, properties, financial condition, cash flows, results of operations and prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes and other information. The second part is the accompanying prospectus dated October 23, 2020, and contains more general information, some of which may not apply to this offering.

This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of notes, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and in the accompanying prospectus. Generally, when we refer to this document, we are referring to both parts of this document combined. Both this prospectus supplement and the accompanying prospectus include important information about us, our outstanding debt and other information you should know before investing in the notes. The accompanying prospectus gives more general information, some of which may not apply to the notes offered by this prospectus supplement. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference, you should rely on the information in the more recent document.

It is important for you to read and consider all information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus before making any investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information and Incorporation by Reference” in this prospectus supplement.

No person is authorized to give any information or to make any representation that is different from, or in addition to, those contained or incorporated by reference into this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or an invitation on our behalf or on behalf of the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

In this prospectus supplement, unless otherwise stated (as in the “Description of Notes” section) or the context otherwise requires (as in the “Prospectus Supplement Summary—The Offering” section), references to “Acuity Brands,” “we,” “us,” and “our,” refer to Acuity Brands, Inc. and its consolidated subsidiaries, including Acuity Brands Lighting, Inc., its principal operating subsidiary and the issuer of the notes offered hereby, and ABL IP Holding LLC; “Acuity Parent” refers only to Acuity Brands, Inc. and not to any of its subsidiaries or affiliates; “ABL IP Holding” refers only to ABL IP Holding LLC; the “Guarantors” refers, collectively, to Acuity Brands, Inc. and ABL IP Holding LLC; and the “Company” refers only to Acuity Brands Lighting, Inc. and not to its parent or subsidiaries or affiliates. Capitalized terms used but not defined in this prospectus supplement have the meanings ascribed to them in the accompanying prospectus.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of the federal securities laws. Statements made herein and therein that may be considered forward-looking include statements incorporating terms such as “expects,” “believes,” “intends,” “anticipates,” and similar terms that relate to future events, performance, or results of Acuity Brands. In addition, Acuity Brands, or the executive officers on Acuity Brands’ behalf, may from time to time make forward-looking statements in reports and other documents we file with the SEC or in connection with oral statements made to the press, current and potential investors, or others. Forward-looking statements include, without limitation:

•	our projections regarding financial performance, liquidity, capital structure, capital expenditures, investments, share repurchases, and dividends;

•	external forecasts projecting the North American lighting and building management solutions market growth rate and growth in our addressable market;

•	expectations about the impact of any changes in demand as well as volatility and uncertainty in general economic conditions;

•	our ability to execute and realize benefits from initiatives related to streamlining our operations, capitalize on growth opportunities, and introduce new lighting and building management solutions;

•	our estimate of our fiscal 2021 effective income tax rate, results of operations, cash flows, and capital spending;

•	our estimate of future amortization expense;

•	our ability to achieve our long-term financial goals and measures and outperform the markets we serve;

•	the impact of changes in the political landscape and related policy changes, including monetary, regulatory, and trade policies;

•	our expectations related to mitigating efforts around recently imposed tariffs;

•	our expectations about the resolution of patent litigation, securities class action, IRS audits, and/or other legal matters;

•	our expectations of the short-term and long-term impact of the current COVID-19 pandemic; and

•

other risks and uncertainties discussed in Acuity Brands’ Annual Report on Form 10-K for the year ended August 31, 2020 (all of which risks may be amplified by the COVID-19 pandemic) and from time to time in Acuity Brands’ subsequent filings with the SEC.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date they were made. Except as required by law, we undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date they were made or to reflect the occurrence of unanticipated events. Our forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and management’s present expectations or projections. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained

S-ii

herein or referred to above. You should read this prospectus supplement, the accompanying prospectus and the documents that are referenced and which have been incorporated by reference herein and therein, completely and with the understanding that our actual future results may be materially different from what we expect. All forward-looking statements are qualified by these cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus supplement and the accompanying prospectus are part of a registration statement filed on Form S-3 to register with the SEC certain debt securities. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information that is included in the registration statement. Any statements made in this prospectus supplement, or the accompanying prospectus, concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Our SEC filings are available to the public over the Internet at the SEC website at www.sec.gov. Our SEC filings are also available on our website at https://investors.acuitybrands.com/financials/sec-filings. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. You can also obtain information about us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000 or visit the New York Stock Exchange website at www.nyse.com.

Except for the information incorporated by reference as noted below, our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents and those documents will be considered part of this prospectus supplement. Information that we file later with the SEC will automatically update and supersede this information.

The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) prior to the termination of any offering of securities offered by this prospectus supplement are incorporated by reference herein:

•	Our Annual Report on Form 10-K for the year ended August 31, 2020 filed with the SEC on October 23, 2020; and

•	Our Current Report on Form 8-K filed with the SEC on October 8, 2020 (solely with respect to Item 8.01).

S-iii

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

Acuity Brands, Inc.

Attn: Corporate Secretary

1170 Peachtree Street, N.E., Suite 2300

Atlanta, Georgia 30309-7676

(404) 853-1400

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering discussed elsewhere in this prospectus supplement, the accompanying prospectus or the documents that are incorporated herein by reference. It does not contain all of the information that is important to you in deciding whether to purchase the notes. You should read the entire prospectus supplement, the accompanying prospectus and the documents that are incorporated herein by reference, including the financial statements and notes thereto and the sections entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our Annual Report on Form 10-K for the year ended August 31, 2020 and in other reports we file with the SEC before deciding whether to purchase the notes. In addition, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include forward-looking information that involves risks and uncertainties. See “Forward-Looking Statements.”

Business Overview

Acuity Brands, Inc.

We are a market-leading industrial technology company that designs, manufactures, and brings to market products and services for commercial, institutional, industrial, infrastructure, and residential applications throughout North America and select international markets. Our products include building management systems, lighting, lighting controls, and location aware applications. As of August 31, 2020, we operated 18 manufacturing facilities, eight distribution facilities, and two warehouses to serve our extensive customer base.

Acuity Parent was incorporated in 2001 under the laws of the State of Delaware, with principal executive offices located at 1170 Peachtree Street, N.E., Suite 2300, Atlanta, Georgia 30339-7676, and its telephone number is (404) 853-1400. Acuity Parent maintains a website at www.acuitybrands.com. Information that you may find on this website is not part of or incorporated by reference into this prospectus supplement or the accompanying prospectus.

Acuity Brands Lighting, Inc.

The Company is a direct, wholly owned subsidiary of Acuity Parent and is the principal operating subsidiary of Acuity Parent. The Company is a Delaware corporation with principal executive offices located at 1170 Peachtree Street, N.E., Suite 2300, Atlanta, Georgia 30339-7676, and its telephone number is (404) 853-1400.

ABL IP Holding LLC

ABL IP Holding is a direct, wholly owned subsidiary of the Company. ABL IP Holding is a Georgia limited liability corporation with principal executive offices located at 1170 Peachtree Street, N.E., Suite 2300, Atlanta, Georgia 30339-7676, and its telephone number is (404) 853-1400.

The Offering

The following summary contains certain information about the notes and is not intended to be complete. It does not contain all of the information that may be important to you. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the notes, see the discussion under the caption “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Acuity Brands Lighting, Inc.

Guarantors	Acuity Brands, Inc. and ABL IP Holding LLC

Notes Offered	$500,000,000 aggregate principal amount of 2.150% Senior Notes due 2030.

Maturity Date	December 15, 2030.

Interest Rate	The notes will bear interest from November 10, 2020 at the rate of 2.150% per year, payable semi-annually and in arrears.

Interest Payment Dates	June 15 and December 15 of each year, beginning on June 15, 2021.

Guarantees	Acuity Parent and ABL IP Holding will fully and unconditionally guarantee the payment of principal of and the premium, if any, and interest on the notes.

Ranking	The notes will be the Company’s senior unsecured obligations and will:

•	rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness;

•	rank senior in right of payment to all of the Company’s future subordinated indebtedness;

•	be effectively subordinated in right of payment to any future secured indebtedness of the Company to the extent of the collateral securing such indebtedness; and

•	be structurally subordinated in right of payment to indebtedness of Acuity Parent’s subsidiaries (other than the Company and ABL IP Holding).

The guarantees will be senior unsecured obligations of the Guarantors and will:

•	rank equally in right of payment with all of the Guarantors’ existing and future senior unsecured indebtedness;

•	rank senior in right of payment to all of the Guarantors’ future subordinated indebtedness; and

•	be effectively subordinated in right of payment to any future secured indebtedness of the Guarantors to the extent of the collateral securing such indebtedness.

Optional Redemption	At any time prior to September 15, 2030 (three months prior to the maturity date of the notes), Acuity Brands Lighting, Inc. may redeem all or part of the notes at any time at the applicable redemption price specified in “Description of Notes—Optional Redemption.” On or after September 15, 2030, Acuity Brands Lighting, Inc. may redeem all or part of the notes at a price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Repurchase at the Option of Holders Upon a Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event, the Company will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to, but excluding, the date of repurchase. See “Description of Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

Certain Covenants	The notes will be issued under an indenture, which will contain covenants for your benefit. These covenants will limit the ability of Acuity Parent and certain of its subsidiaries:

•	to create certain liens;

•	to enter into sale and lease-back transactions; or

•	to consolidate, merge or sell, lease, transfer or otherwise dispose of its properties and assets substantially as an entirety.

These covenants are, however, subject to significant exceptions and qualifications, which are described in this prospectus supplement. See “Description of Notes—Certain Covenants.”

Use of Proceeds	We intend to use the net proceeds from this offering to prepay all of the outstanding borrowings under the Company’s $400 million senior unsecured term loan (the “Term Loan Facility”) and for general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest

Because affiliates of each of the underwriters are lenders under our Term Loan Facility and each will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under our Term Loan Facility, each of the underwriters are deemed to have a conflict of interest within the meaning of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as the notes will be rated by one or more of the nationally recognized statistical rating organizations in one of the four highest generic rating categories. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Form and Denomination	The notes will be issued in fully registered book-entry form and will be represented by global notes without interest coupons. The global notes will be deposited with a custodian for and registered in the name of a nominee of The Depositary Trust Company (“DTC”). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, S.A. and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture.

The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further Issues	The indenture governing the notes will not limit the amount of notes that we may issue. We may issue additional notes up to an aggregate principal amount as our board of directors may authorize from time to time; provided that if the additional notes are not fungible with the notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

No Prior Market	The notes will be a new issue of securities for which there is currently no market. Although certain of the underwriters have advised us that they intend to make a market in the notes, they are not obligated to do so and they may discontinue market-making activities at any time without notice. We cannot assure you that liquid markets for the notes will develop or be maintained. We do not intend to apply for listing of the notes on any securities exchange.

Risk Factors	Investing in the notes involves substantial risks. You should carefully consider the risk factors set forth under the caption “Risk Factors” and the other information in this prospectus supplement and the documents incorporated by reference prior to making an investment decision.

Trustee, Paying Agent, Registrar	U.S. Bank National Association.

Governing Law	The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Summary Selected Financial Information

The following table sets forth certain selected consolidated financial data of Acuity Brands, which have been derived from Acuity Brands’ consolidated financial statements as of and for each of the three fiscal years in the three year period ended August 31, 2020. The selected consolidated financial data of Acuity Brands presented below as of and for the fiscal years ended August 31, 2020, 2019 and 2018 have been derived from financial statements of Acuity Brands. This historical information may not be indicative of our future performance. The information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto in our Annual Report on Form 10-K for the fiscal year ended August 31, 2020, which has been incorporated into this prospectus supplement by reference.

	Fiscal Year Ended August 31,
	2020		2019		2018
	(in millions, except ratios)
Statement of Operations Data:
Net sales	$3,326.3		$3,672.7		$3,680.1
Gross profit	$1,402.4		$1,479.7		$1,485.4
Income before income taxes	$324.7		$424.9		$425.9
Net income	$248.3		$330.4		$349.6

Balance Sheet Data (at period end):
Cash and cash equivalents	$560.7		$461.0		$129.1
Total assets	$3,491.7		$3,172.4		$2,988.8
Total debt	$401.1		$356.6		$356.8
Stockholders’ equity	$2,127.5		$1,918.9		$1,716.8

Selected Other Data:
Net cash provided by operating activities	$504.8		$494.7		$351.5
Adjusted EBITDA(1)	$509.8		$580.9		$579.1
Net Debt(2)	$(159.6)		$(104.4)		$227.7
Total Debt to Adjusted EBITDA(1)	0.8x		0.6x		0.6x
Net Debt to Adjusted EBITDA(1)(2)	(0.3x	)	(0.2x	)	0.4x
Free cash flow(3)	$449.9		$441.7		$307.9

(1)

EBITDA represents the sum of net income, income tax expense, interest expense, net, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the effects of gain on sale of business, share-based payment expense, manufacturing inefficiencies, acquisition-related items, excess inventory and special charges. Adjusted EBITDA margin is adjusted EBITDA divided by net sales, expressed as a percentage. Adjusted EBITDA and adjusted EBITDA margin are provided to enhance investors’ overall understanding of our current financial performance and prospects for the future. Management believes adjusted EBITDA and adjusted EBITDA margin provide enhanced visibility into our performance and results of operations as well as comparability with many of our peers, especially those companies focused more on technology and software.

The table below provides a reconciliation between net income and adjusted EBITDA:

	Fiscal Year Ended August 31,
	2020	2019	2018
	(in millions, expect percentages)
Net income (GAAP)	$248.3	$330.4	$349.6
Add-back: Income tax expense	76.4	94.5	76.3
Add-back: Interest expense, net	23.3	33.3	33.5
Add-back: Depreciation and amortization	101.1	88.3	80.3

EBITDA (Non-GAAP)	$449.1	$546.5	$539.7

Add-back: Share-based payment expense	38.2	29.2	32.3
Add-back: Manufacturing inefficiencies(a)	—	0.9	—
Add-back: Acquisition-related items(b)	2.5	2.5	3.8
Add-back: Excess inventory(c)	—	—	3.1
Add-back: Special charges	20.0	1.8	5.6
Less: Gain on sale of business	—	—	(5.4)

Adjusted EBITDA (Non-GAAP)	$509.8	$580.9	$579.1

Net sales	$3,326.3	$3,672.7	$3,680.1
Net margin	7.5%	9.0%	9.5%
Adjusted EBITDA Margin (Non-GAAP)	15.3%	15.8%	15.7%

(a)	Incremental costs incurred due to manufacturing inefficiencies directly related to the closure of a facility.
(b)	Acquisition-related items include profit in inventory and professional fees.
(c)	Excess inventory related to the closure of a facility.

(2)

Net Debt represents total debt less cash and cash equivalents. Management believes net debt provides useful information to investors as a measure of indebtedness because it takes into account the cash and cash equivalent balances held by the Company as well as the total external debt of the Company.

The table below provides a reconciliation between total debt and net debt:

	Fiscal Year Ended August 31,
	2020	2019	2018
	(in millions)
Total debt (GAAP)	$401.1	$356.6	$356.8
Less: Cash and cash equivalents	(560.7)	(461.0)	(129.1)

Net debt (Non-GAAP)	$(159.6)	$(104.4)	$227.7

(3)

Free cash flow represents net cash provided by operating activities less purchases of property, plant, and equipment (capital expenditures). Free cash flow is provided to enhance investors’ understanding of our ability to generate additional cash from its business. Management believes free cash flow provides enhanced visibility into our liquidity and ability to generate cash, as well as comparability with many of our peers, especially those companies focused more on technology and software. Management uses free cash flow for baseline comparative operational analysis, decision making and other activities.

The table below provides a reconciliation between net cash provided by operating activities and free cash flow:

	Fiscal Year Ended August 31,
	2020	2019	2018
	(in millions)
Net cash provided by operating activities (GAAP)	$504.8	$494.7	$351.5
Less: Purchases of property, plant, and equipment (capital expenditures)	(54.9)	(53.0)	(43.6)

Free cash flow (Non-GAAP)	$449.9	$441.7	$307.9

Non-GAAP Financial Measures

This prospectus supplement includes certain financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), such as adjusted EBITDA and adjusted EBITDA margin, net debt and free cash flow to supplement financial information presented in accordance with GAAP. There are limitations to the use of non-GAAP financial measures and such non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The non-GAAP measures as defined by us may not be comparable to similar non-GAAP measures presented by other companies. Our presentation of such measures, which may include adjustments to exclude unusual or non-recurring items, should not be construed as an inference that our future results will be unaffected by other unusual or non-recurring items. A reconciliation is provided above for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP.

RISK FACTORS

You should carefully consider the following risk factors, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. These risks are not the only risks that we face in our business and/or in connection with this offering. Our business, financial condition, cash flows and results of operations and/or the notes offered hereby could also be affected by additional factors that are not presently known to us or that we currently do not consider to be material.

Risks Relating to Our Business

For a discussion of the risks related to our business, you should carefully consider the risks, uncertainties and assumptions discussed under “Item 1A. Risk Factors” in our Annual Report on From 10-K for the year ended August 31, 2020 and in other documents that we subsequently file with the SEC that update, supplement or supersede such information, all of which are incorporated by reference into this prospectus supplement. See “Where You Can Find More Information and Incorporation by Reference.”

The COVID-19 pandemic could have a material adverse effect our ability to operate, results of operations, financial condition, liquidity, and capital investments.

The World Health Organization has declared the COVID-19 outbreak a pandemic, and the virus continues to spread in areas where we operate and sell our products and services. The COVID-19 pandemic and similar issues in the future could have a material adverse effect on our ability to operate, results of operations, financial condition, liquidity, and capital investments. Several public health organizations have recommended, and some governments have implemented, certain measures to slow and limit the transmission of the virus, including shelter in place, social distancing ordinances, and business shutdowns. There is considerable uncertainty regarding the extent to which the COVID-19 outbreak will continue to spread and the extent and duration of governmental and other measures implemented to try to slow the spread of the virus. The pandemic and such preventive measures, or others required or that we may voluntarily put in place, may have a material adverse effect on our business for an indefinite period of time, such as the potential shut down of certain locations; decreased employee availability; increased claims or other expenses; potential border closures; disruptions to the businesses of our channel partners; and others. Our suppliers and customers have also faced these and other challenges, which has led to a disruption in our supply chain for certain components as well as decreased construction and renovation spending and consumer demand for our products and services. These disruptions and challenges may continue for an indefinite period of time and may also materially affect our future access to our sources of liquidity, particularly our cash flows from operations, financial condition, capitalization, and capital investments. Additionally, the effects of COVID-19 on the global economy could adversely affect our ability to access the capital and other financial markets, and if so, we may need to consider alternative sources of funding for some of our operations and for working capital, which may increase our cost of, as well as adversely impact our access to, capital. These uncertain economic conditions may also result in the inability of our customers and other counter-parties to make payments to us, on a timely basis or at all.

Although these disruptions may continue to occur, the long-term economic impact and near-term financial impacts of the COVID-19 pandemic, including but not limited to, possible impairment, restructuring, and other charges, cannot be reliably quantified or estimated at this time due to the uncertainty of future developments.

Risks Relating to the Notes

The following risks relate specifically to this offering of the notes. There may be additional risks that are not presently known to us or that we currently do not consider to be material. There are also risks within the economy, the industry and the capital markets that affect us, this offering and/or the notes, which have not been described below.

The notes will be effectively subordinated to any secured indebtedness of the Company, the guarantees of the notes will be effectively subordinated to any secured indebtedness of Acuity Parent and ABL IP Holding, and the notes and the guarantees will be structurally subordinated to all liabilities, including trade payables, of Acuity Parent’s subsidiaries that do not guarantee the notes.

The notes and the guarantees will not be secured by any of the assets of the Company, Acuity Parent or ABL IP Holding. As a result, the notes are effectively subordinated to any future secured indebtedness of the Company to the extent of the value of the assets securing such debt. The indenture governing the notes will not limit the amount of additional debt that we may incur, will permit us to incur secured debt under specified circumstances and will permit Acuity Parent’s subsidiaries (other than the Company) to incur secured debt without restriction. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any secured debt of the Company, Acuity Parent and ABL IP Holding may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to make payments on the notes or the guarantees.

The notes are not the obligations of Acuity Parent’s subsidiaries (other than the Company and ABL IP Holding). Consequently, the notes will be structurally subordinated to all liabilities, including trade payables, of Acuity Parent’s subsidiaries (other than the Company and ABL IP Holding). The indenture governing the notes will not limit the amount of debt or other liabilities that Acuity Parent’s subsidiaries, including its non-guarantor subsidiaries, may incur. In the event of a liquidation of Acuity Parent’s non-guarantor subsidiaries, all of their creditors will be entitled to payment prior to any amounts are available for distribution to Acuity Parent, the Company or ABL IP Holding for payment to their creditors, including the holders of the notes.

The negative covenants in the indenture that governs the notes will provide limited protection to holders of notes.

The indenture governing the notes will contain covenants limiting our ability to create certain liens, enter into certain sale and lease-back transactions, and consolidate or merge with, or sell, lease, transfer, convey or otherwise dispose of all or substantially all our assets to, another person. The covenants addressing limitations on liens and on sale and lease-back transactions do not apply directly to any of Acuity Parent’s subsidiaries (other than the Company) and contain exceptions that will allow us to incur liens with respect to material assets. See “Description of Notes—Certain Covenants.” In light of these exceptions, your notes may be structurally or effectively subordinated to new indebtedness. The indenture will not limit the amount of additional debt that we or our subsidiaries may incur. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes. In addition, we are subject to periodic review by independent credit rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our business, properties, financial condition, results of operations or prospects, may cause the rating agencies to downgrade our debt credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

We may not be able to repurchase all of the notes upon a Change of Control Triggering Event, which would result in a default under the notes.

We will be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes for cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time, which agreements may provide that a change of control event constitutes an event of default or prepayment under such other indebtedness. Our failure to make any such repurchase would result in a default under the notes.

The provisions of the notes will not necessarily protect you in the event of certain highly leveraged transactions.

Upon the occurrence of a Change of Control Triggering Event, you will have the right to require us to repurchase the notes as provided in the indenture governing the notes. However, the Change of Control Triggering Event provisions will not afford you protection in the event of certain highly leveraged transactions that may adversely affect you. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us generally will not constitute a Change of Control that would potentially lead to a Change of Control Triggering Event. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this prospectus supplement and the accompanying prospectus. If any such transaction were to occur, the value of the notes could decline.

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is currently no public market, and we cannot assure you that an active trading market for the notes will develop or continue. If traded after their initial issuance, the notes may trade at a discount from their offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed.

The notes will not be listed on any securities exchange. We have been advised by the underwriters that they presently intend to make a market in the notes. However, the underwriters will not be obligated to do so. Any market-making activity, if initiated, may be discontinued at any time and without notice. If the underwriters cease to act as the market makers for the notes, we cannot assure you another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon, among other facts, the number of holders, our results of operations and financial condition, the market for similar securities and the interest of securities dealers in making a market in the notes.

Our credit facility contains covenants that may limit our operations and could prevent us from engaging in some beneficial activities and adversely affect the holders of the notes.

Our Credit Agreement, dated as of June 29, 2018 (as amended through the date hereof, the “Credit Agreement”), among Acuity Parent, the Company, the subsidiary borrowers from time to time parties thereto and a syndicate of lenders, contains certain covenants restricting our operations and the operations of our subsidiaries. For example, the Credit Agreement contains covenants placing certain limits on permitted indebtedness of our subsidiaries and on the creation, incurrence, assumption or existence of certain liens on our property or the property of our subsidiaries. If any of these restrictions were to materially impair the operations and earnings of our subsidiaries, their cash distributions to us may be diminished.

The restrictions under the Credit Agreement may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility.

A failure to comply with the covenants contained in the Credit Agreement could result in an event of default, that if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.

Our existing and future indebtedness may limit cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations under the notes.

As of August 31, 2020, on an as adjusted basis (as defined under “Capitalization”), we would have had $506.1 million of indebtedness outstanding. We have the ability to incur substantial additional indebtedness in the future, including through additional debt offerings and as of August 31, 2020, there were no borrowings outstanding under our revolving credit facility, and the undrawn availability thereunder was $396.2 million, which represents the full amount of the unsecured revolving credit facility less the outstanding letters of credit of $3.8 million issued thereunder. Our level of indebtedness and our ability to incur additional indebtedness could have important consequences to you. For example, it could:

•	adversely impact the trading price for, or the liquidity of, the notes;

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	adversely affect our ability to obtain additional financing on favorable terms or at all in the future; and

•	place us at a competitive disadvantage compared to businesses in our industry that have less indebtedness.

Any failure to comply with covenants in the instruments governing our debt could result in an event of default which, if not cured or waived, would have a material adverse effect on us.

Our credit ratings may not reflect all risks of your investment in the notes.

The notes will be subject to periodic review by one or more independent credit rating agencies and may be subject to rating and periodic review by additional independent credit rating agencies in the future. Holders of notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of any such rating. The credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, placed on negative outlook, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant.

Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated downgrades, negative outlooks, suspensions or withdrawals in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could adversely affect the market value of the notes and increase our corporate borrowing costs.

We may choose to redeem the notes prior to maturity.

We may redeem some or all of the notes at any time. See “Description of Notes—Optional Redemption.” Although the notes contain provisions designed to compensate you for the lost value of your notes if we redeem some or all of the notes at certain dates prior to maturity, the redemption prices we will pay will be only an approximation of this lost value and may not adequately compensate you. Furthermore, depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the notes being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of such notes.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $493.9 million, after deducting underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to prepay all of the outstanding borrowings under the Company’s Term Loan Facility and for general corporate purposes.

The term loan under the Company’s Term Loan Facility is scheduled to mature on June 29, 2023. Borrowings outstanding under the Term Loan Facility bear interest at a per annum Eurocurrency rate plus an interest rate spread (ranging from 0.875% to 1.250%) determined by reference to a pricing grid based on our leverage ratio. The proceeds of the borrowings were used primarily to repay $350.0 million of the Company’s senior unsecured notes, which matured on December 15, 2019, and the related accrued interest, in full.

Certain of the underwriters or their affiliates may be lenders under our Term Loan Facility that we expect to prepay in part with the net proceeds of this offering. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of August 31, 2020 on an actual basis and an as adjusted basis to give effect to the offering of the notes and the use of the estimated net proceeds therefrom. See “Use of Proceeds.” This table should be read in conjunction with, and is qualified in its entirety by reference to, the information contained or incorporated by reference in this prospectus supplement and accompanying prospectus, including our consolidated financial statements and related notes.

We are providing the capitalization table below for informational purposes only. It should not be construed to be indicative of our capitalization or financial condition had this offering and the application of the use of proceeds therefrom been completed on the date assumed. The capitalization table below is not necessarily indicative of our future capitalization or financial condition.

	As of August 31, 2020
(dollars in millions)	Actual	As adjusted
Cash and cash equivalents:	$560.7	$664.1	(1)

Debt:
Industrial revenue bond due June 2021	$4.0	$4.0
Borrowings under Term Loan Facility(2)	395.0	—
Borrowings under Revolving Credit Facility(3)	—	—
Bank loans	2.1	2.1
Notes offered hereby	—	500.0	(4)

Total debt	$401.1	$506.1
Stockholders’ equity:
Preferred stock, par value $0.01 (50,000,000 shares authorized; none issued)	—	—
Common stock, par value $0.01 (500,000,000 shares authorized; 53,885,165 issued)	0.5	0.5
Paid-in capital	963.6	963.6
Retained earnings	2,523.3	2,523.3
Accumulated other comprehensive loss	(132.7)	(132.7)
Treasury stock, at cost, 15,012,449 shares	(1,227.2)	(1,227.2)

Total stockholders’ equity	2,127.5	2,127.5

Total capitalization	$2,528.6	$2,633.6

(1)

Reflects an adjustment for the net proceeds of the offering after repayment of borrowings of $390,000,000 (plus accrued and unpaid interest thereon) under the Term Loan Facility and the payment of estimated expenses in connection with the offering.

(2)	Subsequent to August 31, 2020, we repaid $5,000,000 of borrowings under the Term Loan in accordance with the amortization provisions of the Term Loan Facility.
(3)

As of August 31, 2020, there were no borrowings outstanding under the unsecured revolving credit facility, and the undrawn availability thereunder was $396.2 million, which represents the full amount of the unsecured revolving credit facility less the outstanding letters of credit of $3.8 million issued under the facility. The amount outstanding under the unsecured revolving credit facility can fluctuate over the course of each month and can be different, potentially materially, from the amounts shown as of the end of any accounting period.

(4)	Reflects the aggregate principal amount of the notes offered hereby and does not reflect any original issue discount on the notes.

DESCRIPTION OF NOTES

The following description of the terms of the notes offered hereby supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms of debt securities set forth in the accompanying prospectus, to which description reference is hereby made. In this “Description of Notes” section, the terms “we,” “our,” “us” and “Company” refer solely to Acuity Brands Lighting, Inc. (and not to its parent or subsidiaries or affiliates) and any person that succeeds thereto, and is substituted therefor, under the terms of the indenture (as defined below).

General

The notes and the guarantees will be issued under an indenture to be dated November 10, 2020 between Acuity Brands Lighting, Inc. (the “Company”) and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture among the Company, the Guarantors and the Trustee, and an officer’s certificate of certain authorized officers of the Company setting forth the final terms of the notes (together, the “Indenture”).

The following description of the particular terms of the notes offered by this prospectus supplement augments, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities under “Description of Debt Securities” in the accompanying prospectus.

The following discussion summarizes selected provisions of the Indenture. Because this is only a summary, it is not complete and does not describe every aspect of the notes and the Indenture. Whenever there is a reference to defined terms of the Indenture, the statement is qualified in its entirety to such ascribed definition. We urge you to read the Indenture because it defines your rights. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

A copy of the Indenture can be obtained by following the instructions under the heading “Where You Can Find More Information” in the accompanying prospectus. You should read the Indenture for provisions that may be important to you but that are not included in this summary.

The Company will issue the notes in fully registered form in minimum denominations of $2,000 and multiples of $1,000 in excess thereof. The Trustee will initially act as registrar, transfer agent and paying agent for the notes. The notes may be presented for registration of transfer and exchange at the offices of the Trustee. The Company may change the registrar and any transfer agent or paying agent without notice to the Holders. The Company will pay principal (and premium, if any) on the notes at the Trustee’s corporate office in Atlanta, Georgia.

Guarantees

The notes will be fully and unconditionally guaranteed by Acuity Parent and ABL IP Holding. The guarantees will be senior unsecured obligations of the Guarantors and will rank equal with the Guarantors’ senior unsecured debt from time to time outstanding, unless the Guarantors are required by the covenant described under “—Certain Covenants—Limitations on Liens” below to secure the guarantees. The aggregate amount of obligations guaranteed will be reduced to the extent necessary to prevent violation of, or becoming voidable under, applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting creditors generally.

The guarantee of ABL IP Holding will be released:

(1)	in connection with any sale, assignment, exchange, transfer, conveyance or other disposition of all or substantially all of the properties or assets of ABL IP Holding (including by way of merger,

consolidation, amalgamation or otherwise) to a Person that is not (either before or after giving effect to such transaction) the Acuity Parent or a Subsidiary of Acuity Parent;

(2)

in connection with any sale, assignment, exchange, transfer, conveyance or other disposition of Capital Stock of ABL IP Holding by way of merger, consolidation, amalgamation or otherwise after which the applicable Guarantor is no longer a Subsidiary of the Acuity Parent; or

(3)	upon defeasance or satisfaction and discharge of the Indenture as provided below under the caption “—Satisfaction, Discharge and Defeasance”.

Principal, Maturity and Interest

The Company will issue $500,000,000 aggregate principal amount of the notes in this offering. The notes will mature on December 15, 2030. Interest on the notes will accrue at the rate of 2.150% per year. Interest on the notes will be payable semi-annually in arrears on each June 15 and December 15, beginning on June 15, 2021, to the persons who are registered Holders at the close of business on June 1 and December 1, whether or not a business day, immediately preceding the applicable interest payment date.

Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the issue date. If any interest payment date, Redemption Date (as defined below), repurchase date or maturity date falls on a day that is not a business day, payment of interest, principal and premium, if any, with respect to such notes will be made on the next business day with the same force and effect as if made on the due date and no interest on such payment will accrue from and after such due date. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

The Company will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue payments of the principal, repurchase price and redemption price of the notes from time to time on demand at the rate then borne by the notes offered hereby; and the Company will pay interest (including post- petition interest in any proceeding under any bankruptcy law) on overdue installments of interest, if any (without regard to any applicable grace periods) on the notes offered hereby from time to time on demand at the same rate to the extent lawful.

Further Issues

The Company may from time to time without notice to, or the consent of, any Holder, create and issue additional notes under the Indenture, equal in rank to the notes offered hereby in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes, or except for the first payment of interest following the issue date of such additional notes) so that the additional notes may be consolidated and form a single series with the notes offered hereby and have the same terms as to status, redemption and otherwise as the notes offered hereby.

Listing

The notes will not be listed on any securities exchange.

Ranking

The notes will be the Company’s senior unsecured obligations and will:

•	rank equally with all of the Company’s existing and future senior unsecured indebtedness;

•	rank senior to all of the Company’s future subordinated indebtedness;

•	be effectively subordinated to any existing and future secured indebtedness of the Company to the extent of the collateral securing such indebtedness; and

•	be structurally subordinated to indebtedness of Acuity Parent’s subsidiaries (other than the Company and ABL IP Holding).

The guarantees will be senior unsecured obligations of Acuity Parent and ABL IP Holding and will:

•	rank equally with all of the Guarantors’ existing and future senior unsecured indebtedness;

•	rank senior to all of the Guarantors’ future subordinated indebtedness; and

•	be effectively subordinated to any future secured indebtedness of the Guarantors to the extent of the collateral securing such indebtedness.

Optional Redemption

Prior to September 15, 2030 (the “Par Call Date”) (which is three months prior to the maturity date of the notes), the notes will be redeemable, in whole or in part, at the Company’s option, at any time or from time to time prior to maturity on at least 10 days’, but not more than 60 days’, prior notice mailed or electronically delivered to the registered address of each Holder (the “Redemption Date”). The redemption price will be equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•

the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the Redemption Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) plus 25 basis points, plus, in each case, accrued interest thereon to, but excluding, the Redemption Date.

In addition, on or after the Par Call Date, we will have the right to redeem the notes, at our option, in whole or in part, at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

For purposes of the optional redemption provisions of the notes, the following terms will be applicable:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed (assuming that such notes matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes (assuming that such notes matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers, appointed by us. “Reference Treasury Dealer” means BofA Securities, Inc. and J.P. Morgan Securities LLC and their respective affiliates, and their respective successors and up to two other nationally recognized investment banking firms that are a primary U.S. government securities dealer in the City of New York (a “Primary Treasury Dealer”) as selected by us. If any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third business day preceding such Redemption Date.

“Remaining Scheduled Payments” means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on the note that would be due after the related Redemption Date (calculated as if such notes matured on the Par Call Date) but for the redemption. If that Redemption Date is not an interest payment date with respect to a note, the amount of the next succeeding scheduled interest payment on the note will be reduced by the amount of interest accrued on the note to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi- annual equivalent yield to maturity or interpolation (on a day count basis) of the interpolated Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

On and after any Redemption Date, interest will cease to accrue on the notes or any portion of the notes called for redemption, unless the Company defaults in the payment of the redemption price and accrued interest. On or before any Redemption Date, the Company will deposit with a paying agent or the Trustee money sufficient to pay the redemption price of, and accrued interest on, the notes to be redeemed on that date.

Selection and Notice of Redemption

In the event that the Company chooses to redeem less than all of the notes, selection of the notes for redemption will be made on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be mailed or electronically delivered at least 10 but not more than 60 days before such redemption date to each Holder of notes to be redeemed. Notice of any redemption of notes may, at our discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in us or another entity). If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the business day immediately preceding the relevant redemption date.

We shall notify holders of any such rescission as soon as practicable after we determine that such conditions precedent will not be able to be satisfied or we are not able or willing to waive such conditions precedent.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after any Redemption Date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the paying agent or the Trustee funds in satisfaction of the applicable redemption price.

Offer to Repurchase Upon Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs, unless the Company has exercised its right to redeem the notes as described above, the Company will be required to make an offer to repurchase all or, at the Holder’s option, any part (equal to $2,000 or any multiple of $1,000 in excess thereof), of each Holder’s notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes. In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to, but not including, the date of repurchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event, the Company will be required to mail or electronically deliver a notice to Holders, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or electronically delivered (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The Company must comply with the requirements of applicable securities laws and regulations in connection with the repurchase of the notes as a result of a Change of Control Triggering Event.

On the Change of Control Payment Date, the Company will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being repurchased by it.

The paying agent will be required to promptly mail or deliver, to each Holder who properly tendered notes, the repurchase price for such notes, and the Trustee will be required to promptly authenticate and mail or deliver (or cause to be transferred by book-entry) to each such Holder a new note equal in principal amount to any unrepurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or a multiple of $1,000 in excess thereof.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all notes properly tendered and not withdrawn under its offer or (ii) a notice of redemption relating to the redemption of all of the notes has been given pursuant to the Indenture as described above under the caption “—Optional Redemption” and, in the event that such redemption is subject to one or more conditions precedent, such conditions have been satisfied or waived. In the event that such third party terminates or defaults its offer, the Company will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the Change of Control Offer provisions of the notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the repurchase provisions of the notes, the following terms will be applicable: “Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Acuity Parent and its subsidiaries, taken as a whole, to one or more persons, other than to Acuity Parent or one of its subsidiaries; (2) the Company becomes aware of the consummation of any transaction including, without limitation, any merger, amalgamation, arrangement or consolidation the result of which is that any person becomes the beneficial owner, directly or indirectly, of more than 50% of Acuity Parent’s Voting Stock (as defined below); (3) Acuity Parent consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Acuity Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Acuity Parent or of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Acuity Parent’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to Acuity Parent’s liquidation or dissolution. For the purposes of this definition, “person” and “beneficial owner” have the meanings used in Section 13(d) of the Exchange Act.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by both Rating Agencies on any date during the period (the “Trigger Period”) commencing on the first public announcement of the Change of Control and ending 60 days following consummation of such Change of Control, which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change; provided that if a Rating Agency making such a reduction in rating publicly announces or confirms or informs the Trustee in writing at the Company’s request that the reduction was not the result, in whole or in part, of any event or circumstance comprised of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at such time) no Change of Control Triggering Event shall be deemed to have occurred. Unless at least one Rating Agency is providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to have ceased to be rated Investment Grade during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of the Rating Agencies ceases to provide rating services to issuers or investors, and no Change of Control Triggering Event has occurred or is occurring, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act that is selected by Acuity Parent (as certified by a resolution of its board of directors) as a replacement for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of “Change of Control” includes a clause relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of Acuity Parent and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the term “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Acuity Parent and its subsidiaries taken as a whole to another person may be uncertain in some circumstances.

Mandatory Redemption; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the notes. We may at any time and from time to time purchase notes in the open market or otherwise.

Certain Covenants

The Indenture will contain, among others, the following covenants:

Limitations on Liens

Acuity Parent will not, and will not permit any Restricted Subsidiary to, issue, incur, create, assume or guarantee any Indebtedness secured by a Lien upon a Principal Property or upon any Capital Stock or Indebtedness of any Restricted Subsidiary without in any such case effectively providing, concurrently with the issuance, incurrence, creation, assumption or guaranty of any such secured Indebtedness, or the grant of such Lien, that the notes shall be secured equally and ratably with (or, at the option of Acuity Parent, prior to) such secured Indebtedness. The foregoing restriction, however, will not apply to any of the following:

(1)	Liens existing on the Issue Date or provided for under the terms of agreements existing on the Issue Date;

(2)

Liens on property or assets of a person existing at the time it becomes a Subsidiary, securing Indebtedness of such person; provided such Indebtedness was not incurred in connection with such person or entity becoming a Subsidiary and such Liens do not extend to any property or assets other than those of the person becoming a Subsidiary;

(3)

Liens on property or assets of a person existing at the time such person is merged into or consolidated with Acuity Parent or any Restricted Subsidiary, or at the time of a sale, lease, transfer, conveyance or other disposition of all or substantially all of the properties or assets of a person to Acuity Parent or any Restricted Subsidiary; provided that such Lien was not incurred in anticipation of the merger, amalgamation, arrangement, consolidation, sale, lease, transfer, conveyance, other disposition or other such transaction by which such person was merged into or consolidated with Acuity Parent or any Restricted Subsidiary;

(4)

Liens on property or assets securing (1) all or any portion of the cost of acquiring, constructing, altering, developing, expanding, improving or repairing any property or assets, real or personal, or improvements used or to be used in connection with the property of Acuity Parent or any Restricted Subsidiary or (2) Indebtedness incurred by Acuity Parent or any Restricted Subsidiary to provide funds for the activities set forth in clause (1) above.

(5)	Liens in favor of Acuity Parent or one or more Restricted Subsidiaries;

(6)

Liens on any property or assets securing (1) Indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other form of industrial revenue bond financing or (2) Indebtedness issued or guaranteed by the United States or any State thereof or any department, agency or instrumentality of either;

(7)

Liens for taxes, assessments or government charges or levies not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on Acuity Parent’s or any Restricted Subsidiary’s books to the extent required by generally accepted accounting principles;

(8)	Lien arising out of consignment or similar arrangements for the sale by Acuity Parent or any Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(9)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(10)

Liens imposed by law, such as landlord’s, wage earners’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business of Acuity Parent or any Restricted Subsidiary that are not more than 60 days past due or that are being contested in good faith by appropriate proceedings;

(11)

Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(12)

Liens arising under the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules or regulations promulgated thereunder to secure current service pension liabilities as they are incurred under the provisions of the benefit plans of Acuity Parent and its Restricted Subsidiaries;

(13)

(i) Liens in favor of a trustee with respect to any pension, retirement, deferred compensation, 401(k), or other benefit plan of the Acuity Parent or any Restricted Subsidiary; (ii) Liens arising out of pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or (iii) Liens incurred in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to Acuity Parent or any Restricted Subsidiary in respect of such obligations.;

(14)

utility easements, building restrictions, zoning restrictions, rights-of-way and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and that do not in any material way affect the marketability of the same or interfere with the use thereof in the ordinary course of business of Acuity Parent or any Restricted Subsidiary;

(15)

Liens arising under operating agreements or similar agreements entered into in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings;

(16)

Liens on personal property (excluding the Capital Stock of any Restricted Subsidiary) securing Indebtedness of Acuity Parent or any Restricted Subsidiary, other than Indebtedness that matures more than 12 months after its creation, incurred in the ordinary course of business;

(17)	Liens that secure a judgment or other court-ordered award or settlement as to which the Acuity Parent or any Restricted Subsidiary has not exhausted its appellate rights;

(18)	Liens to secure Hedging Obligations;

(19)

Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to above, so long as such Lien is limited to all or part of substantially the same property that secured the Lien extended, renewed or replaced, and the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premium, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding); and

(20)	Liens in favor of the trustee for amounts payable to the trustee under the Indenture.

Notwithstanding the restrictions in the preceding paragraph, Acuity Parent and the Restricted Subsidiaries will be permitted to incur Indebtedness, secured by Liens otherwise prohibited by this covenant, which, together with the value of Attributable Debt outstanding pursuant to the second paragraph of the “—Limitation on Sale and Lease-Back Transactions” covenant below, do not exceed 15% of Consolidated Net Tangible Assets measured at the date of incurrence of the Lien.

Limitation on Sale and Lease-Back Transactions

Acuity Parent will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease- Back Transaction with respect to any Principal Property, other than any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease-Back Transaction between Acuity Parent and one of the Restricted Subsidiaries or between the Restricted Subsidiaries, unless:

(1)

Acuity Parent or such Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the notes, pursuant to the “—Limitation on Liens” covenant above; or

(2)

the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by Acuity Parent’s board of directors) and Acuity Parent or such Restricted Subsidiary applies an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 12 months of such Sale and Lease-Back Transaction to any (or a combination) of:

(a)	the prepayment or retirement of the notes;

(b)

the prepayment, retirement or defeasance (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of Acuity Parent or of one of the Restricted Subsidiaries (other than Indebtedness that is subordinated to the notes or Indebtedness owed to Acuity Parent or one of the Restricted Subsidiaries) that matures more than 12 months after its creation; or

(c)

the acquisition, construction, alteration, development, expansion, improvement or repair of other property used or to be used in the ordinary course of business of Acuity Parent or a Restricted Subsidiary; provided, that for purposes of this clause (c), any amounts expended to acquire, construct, alter, develop, expand, improve or repair such other property during the six months preceding such Sale and Lease-Back Transaction may also be applied as a credit against the net proceeds from the Sale and Lease-Back Transaction.

Notwithstanding the restrictions in the preceding paragraph, Acuity Parent and the Restricted Subsidiaries will be permitted to enter into Sale and Lease-Back Transactions otherwise prohibited by this covenant, which, together with all Indebtedness outstanding pursuant to the second paragraph of the “—Limitation on Liens” covenant above, do not exceed 15% of Consolidated Net Tangible Assets measured at the closing date of the Sale and Lease-Back Transaction.

Limitation on Mergers and Other Transactions

The Company may not merge into or consolidate with or sell, lease, transfer, convey or otherwise dispose of its properties and assets substantially as an entirety to any person or persons unless:

(1)	the successor entity is a corporation organized and existing under the laws of the United States of America or any state or the District of Columbia;

(2)	the successor corporation assumes by supplemental indenture all of the obligations of the Company under the Indenture;

(3)	immediately after giving effect to the transaction, no event of default will have occurred and be continuing; and

(4)

an officer’s certificate is delivered to the Trustee to the effect that the conditions set forth above have been satisfied and an opinion of counsel has been delivered to the Trustee to the effect that the first condition set forth above has been satisfied.

Acuity Parent may not merge into or consolidate with or sell, lease, transfer, convey or otherwise dispose its properties substantially as an entirety to any person or persons unless:

(1)	the successor entity is a corporation organized and existing under the laws of the United States of America or any state or the District of Columbia;

(2)	the successor corporation assumes by supplemental indenture all of Acuity Parent’s obligations under the Indenture, including as guarantor;

(3)	immediately after giving effect to the transaction, no event of default will have occurred and be continuing; and

(4)

an officer’s certificate is delivered to the Trustee to the effect that the conditions set forth above have been satisfied and an opinion of counsel has been delivered to the Trustee to the effect that the first condition set forth above has been satisfied.

The restrictions above shall not be applicable to:

•

the merger, amalgamation, arrangement or consolidation of the Company or Acuity Parent with an affiliate of Acuity Parent if Acuity Parent’s board of directors determines in good faith that the purpose of such transaction is principally to change the state of incorporation or convert the form of organization to another form; or

•

the merger of the Company or Acuity Parent with or into a single direct or indirect wholly owned subsidiary of Acuity Parent pursuant to Section 251(g) (or any successor provision) of the Delaware General Corporation Law.

In the case of any such merger, amalgamation, arrangement, consolidation, sale, transfer, conveyance or other disposition, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, the Company or Acuity Parent, as the case may be, under the Indenture and, subject to the terms of the Indenture, the Company or Acuity Parent, as the case may be, will be released from its obligations under the Indenture. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or a limited partnership, or an allocation of assets to a series of a limited liability company or a limited partnership (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or a limited partnership shall constitute a separate person hereunder (and each division of any limited liability company or any limited partnership that is a Subsidiary, joint venture or any other like term shall also constitute such a person or entity).

Events of Default

The following are “Events of Default” with respect to the notes:

(1)	the failure to pay interest on the notes when the same becomes due and payable, and the Default continues for a period of 30 days;

(2)	the failure to pay the principal (or premium, if any) of the notes, when such principal (or premium, if any) becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise;

(3)

a Default in the observance or performance of any other covenant or agreement contained in the Indenture, and the Default continues for a period of 90 days after the Company receives written notice specifying the Default (and demanding that such Default be remedied) from the Trustee or the Holders holding at least 25% of the outstanding principal amount of the notes;

(4)

failure to pay at maturity, or upon acceleration of, any Indebtedness of Acuity Parent, the Company and/ or any Significant Subsidiary of Acuity Parent at any one time in an amount in excess of $50.0 million, if the Indebtedness is not discharged or the acceleration is not annulled within 90 days after written notice to the Company by the Trustee or the Holders holding at least 25% in principal amount of the outstanding notes;

(5)

except as permitted by the Indenture, any guarantee of the notes is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor denies or disaffirms its obligations under its guarantee of the notes; or

(6)	certain events of bankruptcy or insolvency affecting Acuity Parent, the Company or any Significant Subsidiary of Acuity Parent.

If an Event of Default (other than an Event of Default specified in clause (5) above), shall occur and be continuing, the Trustee or the Holders holding at least 25% of the principal amount of the notes may declare the principal of and accrued interest on the notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

Notwithstanding the foregoing, if an Event of Default specified in clause (5) above occurs and is continuing, then all unpaid principal of and premium, if any, and accrued and unpaid interest on the notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the Holders holding a majority in principal amount of the notes may rescind and cancel such declaration and its consequences if:

(1)	the rescission would not conflict with any judgment or decree;

(2)	all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)

to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4)	the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.

No such rescission shall affect any subsequent Event of Default or impair any right consequent thereto. Holders holding a majority in principal amount of the notes may waive any existing Default or Event of Default and its consequences, except a Default in the payment of the principal of or interest on the notes.

Holders may not enforce the Indenture except as provided in the Indenture and under the Trust Indenture Act. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders. No Holder shall have any right to institute any proceeding with respect to any remedy available under the Indenture unless such Holder or Holders have offered to the Trustee indemnity satisfactory to it. Subject to all provisions of the Indenture and applicable law, the Holders holding a majority in the principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Nothing herein shall impair the right of a Holder to institute suit for the enforcement of any payment on or with respect to the notes.

The Company will be required to provide an officer’s certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

No Personal Liability of Directors, Officers, Employees, Incorporator and Stockholders

No director, officer, employee, incorporator, agent, stockholder, member or affiliate of Acuity Parent or any of its Subsidiaries, as such, shall have any liability for any obligations of Acuity Parent or any of its Subsidiaries under the notes, the guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a note waives and releases all such liability. This waiver and release are part of the consideration for issuance of the notes.

Certain Definitions

The following is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the definition of all terms used herein for which no definition is provided.

“Attributable Debt” means, with respect to a Sale and Lease-Back Transaction with respect to any Principal Property, at the time of determination, the present value of the total net amount of rent (for the avoidance of doubt, “net amount of rent” excludes amounts required to be paid on account of maintenance and repairs, reconstruction insurance, taxes, assessments, water rates and similar charges and contingent rates, such as those based on net sales) required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes then outstanding under the Indenture) compounded semi-annually. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Capital Stock” means:

(1)

with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2)

with respect to any person that is not a corporation, any and all partnership, membership or other equity interests of such person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Consolidated Net Tangible Assets” means, as of any date on which Acuity Parent or a Restricted Subsidiary effects a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (1) all current liabilities, except for current maturities of long-term debt and obligations under capital leases; and (2) intangible assets (including goodwill), to the extent included in said aggregate amount of assets, all as set forth on the most recent consolidated balance sheet of Acuity Parent and its subsidiaries and computed in accordance with generally accepted accounting principles in the United States of America applied on a consistent basis.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Hedging Obligations” means:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk;

(3)	other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices; and

(4)	other agreements or arrangements designed to protect against fluctuations in equity prices.

“Indebtedness” means with respect to any person, without duplication:

(1)	all obligations of such person for borrowed money; and

(2)	all obligations of such person evidenced by bonds, debentures, notes or other similar instruments.

“Issue Date” means the date of original issuance of the notes but not any additional debt securities.

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Principal Property” means any manufacturing plant or facility located within the United States of America (other than its territories or possessions) owned by Acuity Parent or any Restricted Subsidiary which in the good faith opinion of Acuity Parent’s board of directors, is of material importance to the total business conducted by Acuity Parent and the Restricted Subsidiaries as a whole.

“Restricted Subsidiary” means any Subsidiary of Acuity Parent (1) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America (not including its territories and possessions) and (2) that owns a Principal Property; provided that the term “Restricted Subsidiary” will not include any Subsidiary that is principally engaged in financing the operations of Acuity Parent, or its Subsidiaries, or both, outside of the United States of America.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us to such person.

“Significant Subsidiaries” means any Subsidiary that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act.

“Subsidiary” means any corporation, limited liability company, limited partnership or other similar type of business entity in which Acuity Parent and/or one or more of its Subsidiaries together own more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company, limited partnership or other similar type of business entity, directly or indirectly.

Modification of the Indenture

From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture and the terms of the notes for certain specified purposes, including:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(4)	to evidence and provide for the acceptance of appointment by a successor Trustee;

(5)	to conform the terms of the Indenture, the notes and/or the guarantees to any provision or other description of the notes or guarantees, as the case may be, contained in this prospectus supplement;

(6)

to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the Company’s or the Guarantors’ obligations under the Indenture and the notes, in each case in compliance with the provisions thereof;

(7)	to provide for the issuance of any additional notes under the Indenture;

(8)	to comply with the rules of any applicable securities depository;

(9)

to make any change that would provide any additional rights or benefits to the Holders (including to secure the notes, add guarantees with respect thereto, transfer any property to or with the Trustee, add to the Company’s covenants for the benefit of the Holders, add any additional events of default for the notes, or surrender any right or power conferred upon the Company or the Guarantors) or that does not adversely affect the legal rights hereunder of any Holder in any material respect;

(10)

change or eliminate any restrictions on the payment of principal or premium, if any, on notes in registered form; provided that any such action shall not adversely affect the interests of the Holders in any material respect; or

(11)

supplement any provision of the Indenture as shall be necessary to permit or facilitate the defeasance and discharge of the notes in accordance with the Indenture; provided that such action shall not adversely affect the interests of any of the Holders in any material respect.

In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders holding a majority in principal amount of all then outstanding notes, except that, without the consent of each Holder, no amendment may:

(1)	reduce the principal amount of outstanding notes whose Holders must consent to an amendment;

(2)	reduce the rate of, change or have the effect of changing the time for payment of interest, including defaulted interest, on the notes;

(3)

reduce the principal of, change or have the effect of changing the fixed maturity of the notes, or change the date on which the notes may be subject to redemption or repurchase or reduce the redemption price or repurchase price therefor;

(4)	make the notes payable in currency other than that stated in the notes or change the place of payment of the notes from that stated in the notes or in the Indenture;

(5)

make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on the notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders holding a majority in principal amount of the notes to waive Defaults or Events of Default;

(6)	make any change to or modify in any manner adverse to the Holders the terms and conditions of the obligations of the Guarantors under the guarantees;

(7)	make any change to or modify the ranking of the notes that would adversely affect the Holders; or

(8)	make any change in these amendment and waiver provisions.

Satisfaction, Discharge and Defeasance

The Company and the Guarantors may terminate their obligations under the Indenture, when:

(1)	either:

(a)	all the notes that have been authenticated and delivered have been delivered to the Trustee for cancellation; or

(b)

all the notes issued that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year (“discharge”) or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the Company’s name and at the Company’s expense, and the Company has deposited or caused to be deposited with the Trustee sufficient funds to pay and discharge the entire Indebtedness on the notes to pay principal (and premium, if any), interest and any additional amounts;

(2)	the Company has paid or caused to be paid all other sums then due and payable under the Indenture; and

(3)

the Company has delivered to the Trustee an officer’s certificate or an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

The Company and the Guarantors may elect to have their obligations under the Indenture discharged with respect to the outstanding notes (“legal defeasance”). Legal defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes and to have satisfied all of its obligations under the notes and the Indenture, except for:

(1)	the rights of holders of the notes to receive principal (and premium, if any), interest, if any, on the notes and any additional amounts when due;

(2)

the Company’s obligations with respect to the notes concerning the issuance of temporary notes; registration and transfer of notes; replacement of mutilated, destroyed, lost or stolen notes; compensation of the Trustee from time to time for its services rendered under the Indenture; maintenance of an office or agency for payment; and holding in trust sums sufficient for the payment of additional amounts, if any;

(3)	the rights, powers, trusts, duties and immunities of the Trustee; and

(4)	the legal defeasance provisions of the Indenture.

In addition, the Company and the Guarantors may elect to have their obligations released with respect to certain covenants in the Indenture (“covenant defeasance”). Any failure to comply with these obligations will not constitute an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “—Events of Default” will no longer constitute an event of default.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding notes:

(1)

the Company or the Guarantors must irrevocably have deposited or caused to be deposited with the Trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefit of the Holders:

(a)	money in dollars or in such foreign currency in which the notes are payable in at stated maturity;

(b)	non-callable U.S. government obligations; or

(c)	a combination of money and non-callable U.S. government obligations,

in each case sufficient without reinvestment, in the written opinion of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the principal of (and premium, if any) and interest on the outstanding notes on the day on which such payments are due and payable in accordance with the terms of the Indenture and of the notes. Before such deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of any notes at a future date in accordance with any redemption provisions contained in any supplemental indenture relating to such notes, which shall be given effect in applying the foregoing;

(2)

in the case of legal defeasance, the Company has delivered to the Trustee an opinion of counsel to the effect that (i) the Company shall have received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3)

in the case of covenant defeasance, the Company has delivered to the Trustee an opinion of counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to the same federal income tax as would be the case if the covenant defeasance had not occurred;

(4)	no Event of Default or event with which notice of lapse of time or both would become an Event of Default with respect to the notes has occurred and is continuing at the time of such deposit;

(5)

such legal defeasance or covenant defeasance will not cause the Trustee to have a conflicting interest for the purposes of the Trust Indenture Act with respect to any of the Company’s or the Guarantors’ securities;

(6)

such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company or the Guarantors are a party, or by which the Company or the Guarantors are bound;

(7)	such legal defeasance or covenant defeasance will not cause any securities listed on any registered national stock exchange under the Exchange Act to be delisted;

(8)

such legal defeasance or covenant defeasance will be effected in compliance with any additional terms, conditions or limitations which may be imposed on the Company or the Guarantors in connection therewith; and

(9)

the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

Governing law

The Indenture provides that it, the Notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee

U.S. Bank National Association is the Trustee under the Indenture, with its corporate trust office at Global Corporate Trust Services, 1349 W. Peachtree St. NW, Ste. 1050, Atlanta, GA 30309.

We have customary banking relationships with the Trustee and its affiliates. In addition, the Trustee may serve as trustee for other debt securities issued by Acuity Brands Lighting, Inc. from time to time.

BOOK-ENTRY SYSTEM

Global Notes

We will issue the notes in the form of one or more global notes (the “global notes”) in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of the DTC, and registered in the name of Cede & Co., as nominee of DTC or such other name as may be requested by an authorized representative of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, S.A. (“Clearstream”) or Euroclear Bank S.A./N.V. (“Euroclear Operator”), as operator of the Euroclear System (“Euroclear”) in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their United States depositaries, which in turn will hold such interests in customers’ securities accounts in the United States depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy or completeness of this information.

We understand that:

•

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•

DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“direct participants”) deposit with DTC.

•

DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts, which eliminates the need for physical movement of securities certificates.

•	Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

•

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•	Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”).

•	The DTC rules applicable to direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Operator under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (“Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters, the trustee or the paying agent, or our or their agents, takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

A beneficial owner of notes shall give notice to elect to have its notes repurchased or tendered, through its participant, to an agent selected by us and shall effect delivery of such notes by causing the direct participant to transfer the participant’s interest in such notes, on DTC’s records, to such agent. The requirement for physical delivery of notes in connection with a repurchase or tender will be deemed satisfied when the ownership rights in such notes are transferred by direct participants on DTC’s records and followed by a book-entry credit of such notes to such agent’s DTC account.

Neither we nor the trustee, nor our or its agents, will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

If less than all of the global notes is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each participant in such global notes to be redeemed.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and

Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the United States depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between participants in DTC, on the one hand, and Clearstream or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the United States depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the United States depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream and Euroclear participants may not deliver instructions directly to their United States depositaries.

Because of time zone differences, the securities account of a Clearstream or Euroclear participant purchasing an interest in a note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Clearstream or Euroclear participant, during the securities settlement processing day (which must be a business day for Clearstream or Euroclear) immediately following the settlement date of DTC. We understand that cash received in Clearstream or Euroclear as a result of sales of interests in a note by or through a Clearstream or Euroclear participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Clearstream or Euroclear cash account only as of the business day for Clearstream or Euroclear following DTC’s settlement date.

Although we understand that DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of interests in the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time. Neither we nor the trustee, nor our or its agents, will have any responsibility for the performance by DTC, Clearstream or Euroclear or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

We will issue certificated notes to, and register in the name of, each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered or willing or able to act as a depositary;

•	an event of default has occurred and is continuing with respect to the notes represented by a global note, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee, nor our or its agents, will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee, and our and its agents, may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

CERTAIN ERISA AND OTHER BENEFIT PLAN CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by (i) employee benefit plans that are subject to Part 4 of Subtitle B of Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) plans that are subject to provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and (iv) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

Title I of ERISA imposes certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA (an “ERISA Plan”), and Title I of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan or a Plan subject to Section 4975 of the Code (a “Tax-Advantaged Plan”) and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or a Tax-Advantaged Plan or over the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is considered to be a fiduciary of the Plan.

Domestic governmental plans, church plans that have not made an election under Section 410(d) of the Code, and plans maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens, are not subject to Title I of ERISA or Section 4975 of the Code. However, such Plans may be subject to Similar Laws.

In considering an investment in the notes as a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406(a) of ERISA and Section 4975(c)(1)(A) through (D) of the Code prohibit ERISA Plans and Tax-Advantaged Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of such a Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by a such a Plan with respect to which the Company or any underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95¬60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and

Section 4975 of the Code for certain transactions, including the acquisition by a Plan of debt securities, provided that neither the issuer of the securities, nor the underwriter or other person from whom the securities are purchased, nor any of their respective affiliates (directly or indirectly), have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

In addition, the “self-dealing” prohibited transaction provisions found in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code prohibit a fiduciary with respect to an ERISA Plan or a Tax-Advantaged Plan from dealing with the assets of the Plan for its own benefit, as might occur, for example, when a Plan fiduciary uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration.

Because of the foregoing, the notes should not be purchased or held by any person involving “plan assets” of any Plan, unless such acquisition and holding will not constitute or result in a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the acquisition and holding of the notes by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable Similar Law.

In addition, by acceptance of a note, each purchaser and subsequent transferee using assets of any Plan to acquire or hold the notes will be deemed to represent that none of us nor the underwriters, nor any of our or their respective affiliates, has acted or will act as the fiduciary of such purchaser or transferee or has provided or will provide any investment advice in connection with the acquisition, holding or disposition of the notes by such purchaser or transferee under ERISA, Section 4975 of the Code or Similar Law.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transaction, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the acquisition and holding of the notes. Nothing herein shall be construed as a representation that an investment in the notes would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans generally or any particular Plan.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain material United States federal income tax consequences of the acquisition, ownership and disposition of the notes. This discussion is limited to the tax consequences to those holders who acquired the notes for cash in this offering at their initial “issue price” (the first price at which a substantial amount of the notes is sold for money to investors, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler) and hold such notes as capital assets (generally, assets held for investment). This discussion does not address specific tax consequences that may be relevant to particular persons (for example, the alternative minimum tax) or tax consequences to holders that may be subject to special rules (including, for example, pass-through entities (e.g., partnerships) or persons who hold the notes through pass-through entities, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities, common trust funds, controlled foreign corporations, passive foreign investment companies, dealers in securities or currencies, traders in securities that have elected the mark-to-market method of accounting for their securities, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, U.S. expatriates, persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment). In addition, this discussion does not describe any tax consequences arising under United States federal gift and estate or other federal tax laws or under the tax laws of any state, local or non-U.S. jurisdiction. This discussion is based upon the Code, the Treasury Department regulations promulgated thereunder (the “Treasury Regulations”), and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect that may result in tax consequences different from those discussed below. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS or a court will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below.

Prospective purchasers of the notes are encouraged to consult their own tax advisors concerning the United States federal income, estate and gift tax consequences to them of acquiring, owning and disposing of the notes, as well as the application of any other U.S. federal tax laws (including estate and gift tax laws), any state, local and non-U.S. income and other tax laws or any applicable tax treaty.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the notes that is for United States federal income tax purposes: (i) a citizen or individual resident of the United States; (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of the source; or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all its substantial decisions, or (B) that was in existence on August 20, 1996 and has properly elected to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of the notes that is, for United States federal income tax purposes, an individual, corporation, estate or trust and is not a U.S. Holder.

If an entity or arrangement classified as a partnership for United States federal income tax purposes holds the notes, the United States federal income tax consequences of payments received by such partnership with respect to the notes will generally depend on the status of a partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding the notes, you should consult your own tax advisor.

Certain Contingent Payments

We may redeem the notes at any time at a premium plus accrued and unpaid interest. See “Description of Notes—Optional Redemption.” In addition, we must offer to repurchase the notes at a premium plus accrued and unpaid interest if a change of control repurchase event occurs. See “Description of Notes—Offer to Repurchase Upon Change of Control Triggering Event.” These contingencies could subject the notes to the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” However, under applicable Treasury Regulations, potential payments arising out of these contingencies should not cause the notes to be treated as contingent payment debt instruments if, as of the dates the notes are issued, there is only a remote likelihood any such contingencies will occur, such payments are incidental or certain other exceptions apply. We believe and intend to take the position that the foregoing contingencies should not result in the notes being treated as contingent payment debt instruments. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. If the IRS were to successfully challenge this position, the amount, timing and character of payments under the notes may differ from the scheduled payments, which could increase the present value of a U.S. Holder’s United States federal income tax liability with respect to the notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

U.S. Holders

Payments of Interest

Interest on the notes will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued in accordance with such U.S. Holder’s regular method of accounting for United States federal income tax purposes.

Disposition of Notes

Upon the sale, exchange or other taxable disposition (including a retirement or redemption) of a note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or other taxable disposition (less an amount equal to any accrued and unpaid interest, which will be taxable as ordinary interest income for United States federal income tax purposes to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis of the note. A U.S. Holder’s adjusted tax basis in a note will, in general, be its cost for that note. Such gain or loss will be capital gain or loss. Capital gains of non-corporate holders derived in respect of capital assets held for more than one year at the time of the sale, exchange or other taxable disposition generally will be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income

U.S. Holders who are individuals, estates or certain trusts generally will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” in the case of an individual or “undistributed net investment income” in the case of an estate or trust, in each case for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income in the case of an individual or adjusted gross income in the case of an estate or trust, in each case for the taxable year over a certain threshold. A U.S. Holder’s “net investment income” will generally include any interest income or capital gain recognized by the holder with respect to the notes, unless such income or gain is derived in the ordinary course of the conduct of the holder’s trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the additional tax on net investment income to any income or gain in respect of any investment in the notes.

Non-U.S. Holders

Payments of Interest

Subject to the discussion of backup withholding and “Foreign Account Tax Compliance” below, payments of interest on the notes to a Non-U.S. Holder will not be subject to United States federal withholding tax, provided that:

(1)	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(2)	the Non-U.S. Holder is not a controlled foreign corporation that is related to us (actually or constructively);

(3)	the income from the notes held by the Non-U.S. Holder is not effectively connected with the conduct of a trade or business within the United States;

(4)	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

(5)

either (A) the beneficial owner of the notes certifies to us or an applicable withholding agent on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), under penalties of perjury, that it is not a United States person and provides its name and address and the certificate is renewed periodically as required by the Treasury Regulations, or (B) the notes are held through certain intermediaries and the beneficial owner of the notes satisfies certification requirements of applicable Treasury Regulations, and in either case, neither we nor any applicable withholding agent has actual knowledge or reason to know that the beneficial owner of the note is a United States person. Special certification rules apply to certain Non-U.S. Holders that are entities rather than individuals.

If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exemption described above (the “Portfolio Interest Exemption”), payments of interest on a note made to such Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax unless the beneficial owner of the note provides us or an applicable withholding agent, as the case may be, with a properly executed:

(1)	IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form) claiming an exemption from withholding or reduced rate of tax under an applicable tax treaty (a “Treaty Exemption”); or

(2)

IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to U.S. federal withholding tax because it is effectively connected with the conduct of a U.S. trade or business of the beneficial owner, each form to be renewed periodically as required by the Treasury Regulations.

If interest on the note is effectively connected with the conduct of a U.S. trade or business of a Non-U.S. Holder, the Non-U.S. Holder will be exempt from the withholding tax described above (provided that the certification requirements discussed above are satisfied), but generally will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a United States person, unless an applicable income tax treaty provides otherwise. In addition, if such Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For this purpose, interest received on a note will be included in such corporation’s earnings and profits.

The certifications discussed above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. If you do not timely provide the applicable withholding agent with the required certification, but you qualify for a reduced rate based on a Treaty Exemption, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. You should consult your own tax advisors regarding your entitlement to any applicable Treaty Exemption.

Disposition of Notes

Subject to the discussion of backup withholding and “Foreign Account Tax Compliance” below, a Non-U.S. Holder generally will not be subject to United States federal withholding tax or income tax with respect to any gain recognized by the Non-U.S. Holder upon the sale, exchange or other taxable disposition (including a retirement or redemption) of a note (other than any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “Non-U.S. Holders—Payments of Interest”) unless:

(1)

the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to United States federal income tax on any gain recognized, which may be offset by certain United States source losses (provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses), at a flat rate of 30% (except as otherwise provided by an applicable income tax treaty), or

(2)

such gain is effectively connected with the Non-U.S. Holder’s U.S. trade or business, in which case the Non-U.S. Holder will be taxed in the same manner as discussed above with respect to effectively connected interest (except as otherwise provided by an applicable income tax treaty).

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting requirements will apply to certain payments of interest paid on the notes and to the proceeds of the sale or other taxable disposition (including a retirement or redemption) of a note paid to a U.S. Holder (unless, in each case, the holder is an exempt recipient such as a corporation). A backup withholding tax (currently at a rate of 24%) generally will apply to such payments if the U.S. Holder fails to provide a correct taxpayer identification number, the applicable withholding agent is notified by the IRS that the U.S. Holder previously failed to properly report such payments, or the U.S. Holder fails to certify that it is not subject to backup withholding or otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a credit against such holder’s United States federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.

Non-U.S. Holders

When required, we or an applicable withholding agent will report to the IRS and to each Non-U.S. Holder the amount of any interest paid on the notes in each calendar year, and the amount of United States federal income tax withheld, if any, with respect to these payments. Backup withholding will not be required with respect to interest payments that we make to a Non-U.S. Holder if the Non-U.S. Holder has (i) furnished documentation establishing eligibility for the Portfolio Interest Exemption or a Treaty Exemption or (ii) otherwise established an exemption, provided that neither we nor any applicable withholding agent has actual knowledge or reason to know that the holder is a United States person or that the conditions of any exemption are not in fact satisfied. Certain additional rules may apply where the notes are held through a custodian, nominee, broker, non-U.S. partnership or non-U.S. intermediary.

U.S. information reporting and backup withholding will not apply to the proceeds of the sale or other taxable disposition (including a retirement or redemption) of a note made within the United States or conducted through certain United States related financial intermediaries, if (i) the payor receives the certification described above under “Non-U.S. Holders—Payments of Interest” and does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person, or (ii) the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Non-U.S. Holder’s United States federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.

Foreign Account Tax Compliance

Sections 1471 through 1474 of the Code (referred to as “FATCA”) and Treasury Regulations thereunder, when applicable, will impose a U.S. federal withholding tax of 30% on any U.S.-source interest paid on debt obligations, such as the notes, and, subject to the discussion of proposed Treasury Regulations below, on the gross proceeds from the disposition of such debt obligations if paid to a ‘‘foreign financial institution’’ or a ‘‘non-financial foreign entity’’ (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless:

(1)

in the case of a foreign financial institution, such institution agrees to withhold on certain payments, and to collect and provide to the U.S. tax authorities information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners);

(2)

the non-financial foreign entity either certifies it does not have any “substantial U.S. owners” (as defined in the Code) or furnishes certain identifying information regarding each substantial U.S. owner; or

(3)

the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as IRS Form W-8BEN-E (or any successor form)).

The rules described above may be modified by an intergovernmental agreement entered into between the United States and another jurisdiction. Proposed Treasury Regulations eliminate withholding on payments of gross proceeds from the disposition of a note (but not on payments of interest). Pursuant to the preamble to the proposed Treasury Regulations, taxpayers may rely on the proposed regulations until final regulations are issued or the proposed regulations are withdrawn. Prospective purchasers of the notes are urged to consult their own tax advisors regarding the implications of FATCA on their investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

BofA Securities, Inc. and J.P. Morgan Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below:

Underwriter	Principal Amount of Notes
BofA Securities, Inc.	$165,000,000
J.P. Morgan Securities, LLC	165,000,000
KeyBanc Capital Markets Inc.	30,000,000
PNC Capital Markets LLC	30,000,000
Truist Securities, Inc.	30,000,000
U.S. Bancorp Investments, Inc.	30,000,000
HSBC Securities (USA) Inc.	25,000,000
TD Securities (USA) LLC	25,000,000

Total	$500,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Underwriting Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $1,570,000 and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about November 10, 2020, which will be the tenth business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, up to the closing of this offering, without first obtaining the prior written consent of BofA Securities, Inc. and J.P. Morgan Securities, LLC, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

As described in “Use of Proceeds,” the net proceeds from this offering will be used to repay outstanding borrowings under our Term Loan Facility. Because affiliates of each of the underwriters are lenders under our Term Loan Facility and each will receive 5% or more of the net proceeds of this offering due to the repayment of borrowings under our Term Loan Facility, each of the underwriters are deemed to have a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as the notes will be rated by one or more of the nationally recognized statistical rating organizations in one of the four highest generic rating categories. Pursuant to FINRA Rule 5121, none of the underwriters will confirm any sales to any account over which they exercise discretionary authority without the specific written approval of the account holder. See “Use of Proceeds” for additional information.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In addition, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee.

European Economic Area and the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPS Regulation. This prospectus supplement and the accompanying prospectus has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not to be considered a prospectus for the purposes of the Prospectus Regulation.

References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement and the accompanying prospectus may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Canada

The notes may be sold only to Canadian purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes by Canadian purchasers must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a Canadian purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the Canadian purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters related to the offering will be passed upon for us by King & Spalding LLP. Certain legal matters related to the offering will be passed upon for the underwriters by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements of Acuity Brands, Inc. at August 31, 2020 and 2019, and for each of the three years in the period ended August 31, 2020, appearing in Acuity Brands, Inc.’s Annual Report on Form 10-K for the year ended August 31, 2020, and the effectiveness of Acuity Brands, Inc.’s internal control over financial reporting as of August 31, 2020 (excluding the internal controls over financial reporting of the acquired businesses of The Luminaires Group and LocusLabs, Inc., which are also excluded from the scope of management’s assessment), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of Acuity Brands, Inc’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of the acquired businesses of The Luminaires Group and LocusLabs, Inc. from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of Acuity Brands, Inc.’s internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Acuity Brands, Inc.	Acuity Brands Lighting, Inc.

Common Stock Preferred Stock Depositary Shares	Debt Securities (and guarantees thereof)

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain the specific terms of the securities offered. The prospectus supplements will also describe the specific manner in which we will offer the securities. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference in this prospectus and the applicable prospectus supplement, carefully before you invest.

The securities may be offered and sold on a continuous or delayed basis to or through underwriters, brokers, dealers or agents as designated from time to time, or directly to one or more other purchasers or through a combination of such methods. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “AYI.”

You should carefully consider the risk factors referred to on page 2 of this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference in this prospectus and the applicable prospectus supplement before you invest in our securities.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 23, 2020

Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus to “Acuity Brands,” the “Company,” “we,” “us” and “our” and similar terms refer to Acuity Brands, Inc. and its consolidated subsidiaries.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time.

Each time we sell securities, we will provide a prospectus supplement or other type of offering document or supplement (together referred to herein as a “prospectus supplement”) that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information contained or incorporated by reference in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement (including any information incorporated by reference therein). You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement and the documents incorporated by reference herein, contain additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC website mentioned under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Our SEC filings are available to the public over the Internet at the SEC website at www.sec.gov. Our SEC filings are also available on our website at https://investors.acuitybrands.com/financials/sec-filings. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. You can also obtain information about us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000 or visit the New York Stock Exchange website at www.nyse.com.

Except for the information incorporated by reference as noted below, our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information.

The documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) prior to the termination of any offering of securities offered by this prospectus are incorporated by reference herein:

•	Our Annual Report on Form 10-K for the year ended August 31, 2020 filed with the SEC on October 23, 2020;

•	Our Current Report on Form 8-K filed with the SEC on October 8, 2020 (solely with respect to Item 8.01); and

•

The description of our capital stock contained in the Company’s Registration Statement on Form 10/A (File No. 001-16583) filed on November  9, 2001, including all amendments or reports filed for the purpose of updating such description, including Exhibit 4(b) to the Annual Report on Form 10-K for the year ended August 31, 2020.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

Acuity Brands, Inc.

Attn: Corporate Secretary

1170 Peachtree Street, N.E., Suite 2300

Atlanta, Georgia 30309-7676

(404) 853-1400

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We do not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are only offering these securities in jurisdictions where the offer and sale is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document and that any information incorporated by reference herein is accurate only as of the date of the document containing such information.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of the federal securities laws. Statements made herein and therein that may be considered forward-looking include statements incorporating terms such as “expects,” “believes,” “intends,” “anticipates,” and similar terms that relate to future events, performance, or results of the Company. In addition, the Company, or the executive officers on the Company’s behalf, may from time to time make forward-looking statements in reports and other documents we file with the U.S. Securities and Exchange Commission or in connection with oral statements made to the press, current and potential investors, or others. Forward-looking statements include, without limitation:

•	our projections regarding financial performance, liquidity, capital structure, capital expenditures, investments, share repurchases, and dividends;

•	external forecasts projecting the North American lighting and building management solutions market growth rate and growth in our addressable market;

•	expectations about the impact of any changes in demand as well as volatility and uncertainty in general economic conditions;

•	our ability to execute and realize benefits from initiatives related to streamlining our operations, capitalize on growth opportunities, and introduce new lighting and building management solutions;

•	our estimate of our fiscal 2021 effective income tax rate, results of operations, cash flows, and capital spending;

•	our estimate of future amortization expense;

•	our ability to achieve our long-term financial goals and measures and outperform the markets we serve;

•	the impact of changes in the political landscape and related policy changes, including monetary, regulatory, and trade policies;

•	our expectations related to mitigating efforts around recently imposed tariffs;

•	our expectations about the resolution of patent litigation, securities class action, IRS audits, and/or other legal matters;

•	our expectations of the short-term and long-term impact of the current COVID-19 pandemic; and

•

other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K for the year ended August 31, 2020 (all of which risks may be amplified by the COVID-19 pandemic) and from time to time in the Company’s subsequent filings with the SEC.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date they were made. Except as required by law, we undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date they were made or to reflect the occurrence of unanticipated events. Our forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and management’s present expectations or projections. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein or referred to above. You should read this prospectus, any accompanying prospectus supplement and the documents that are referenced and which have been incorporated by reference herein and therein, completely and with the understanding that our actual future results may be materially different from what we expect. All forward-looking statements are qualified by these cautionary statements.

THE COMPANY

Acuity Brands, Inc.

Acuity Brands, Inc. was incorporated in 2001 under the laws of the State of Delaware. We are a market-leading industrial technology company that designs, manufactures, and brings to market products and services for commercial, institutional, industrial, infrastructure, and residential applications throughout North America and select international markets. Our products include building management systems, lighting, lighting controls, and location aware applications.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “AYI.” Our principal executive offices are located at 1170 Peachtree Street, N.E., Suite 2300, Atlanta, Georgia 30339-7676, and our telephone number is (404) 853-1400. We maintain a website at www.acuitybrands.com. Information that you may find on this website is not part of or incorporated into this prospectus or any prospectus supplement.

Additional information about us is included in our reports and other documents incorporated by reference in this prospectus. See “Incorporation of Certain Documents by Reference.”

Acuity Brands Lighting, Inc.

Acuity Brands Lighting, Inc. is a direct, wholly owned subsidiary of Acuity Brands, Inc. and is the principal operating subsidiary of Acuity Brands, Inc. Acuity Brands Lighting, Inc. is a Delaware corporation with principal executive offices located at 1170 Peachtree Street, N.E., Suite 2300, Atlanta, Georgia 30339-7676, and its telephone number is (404) 853-1400.

ABL IP Holding LLC

ABL IP Holding LLC is a direct, wholly owned subsidiary of Acuity Brands Lighting, Inc. ABL IP Holding LLC is a Georgia limited liability corporation with principal executive offices located at 1170 Peachtree Street, N.E., Suite 2300, Atlanta, Georgia 30339-7676, and its telephone number is (404) 853-1400.

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents, or reports included in or incorporated by reference into this prospectus and any accompanying prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K and the other reports we file the SEC, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented, or superseded from time to time by our filings under the Exchange Act. For more information, see the section entitled “Where You Can Find More Information.” The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any such risks and uncertainties actually occur, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected, the market price of our securities could decline, and you could lose all or part of your investment.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. Until we apply the proceeds from the sale of the securities, we may temporarily invest any proceeds that are not immediately applied to the above purposes in United States government or agency obligations, commercial paper, money market accounts, short-term marketable debt securities, bank deposits or certificates of deposit, repurchase agreements collateralized by United States government or agency obligations or other short-term investments.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain terms of our capital stock describes material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, our Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), the forms of which are included as exhibits to this registration statement, as well as the relevant portions of the Delaware General Corporation Law (“DGCL”).

Authorized Capital Stock

Under our Articles of Incorporation, the total number of shares of all classes of stock that we have the authority to issue is 550,000,000, of which 500,000,000 are shares of common stock, par value $0.01 per share, and 50,000,000 are shares of preferred stock, par value $.01 per share. Our outstanding shares are fully paid and non-assessable. Holders of shares of our common stock do not have subscription, redemption, or conversion rights. There are no sinking fund provisions applicable to our common stock.

Voting Rights

The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, and the holders of such shares will possess all voting power, except as otherwise required by law or provided in any resolution adopted by our Board of Directors (the “Board”) with respect to any series of our preferred stock. There are no cumulative voting rights. Accordingly, the holders of a majority of the common stock voting for the election of directors in an uncontested election can elect all of the directors, if they choose to do so, subject to any rights of the holders of preferred stock to elect directors.

Dividend Rights

Subject to any preferential or other rights of any outstanding series of our preferred stock that may be designated by the Board, the holders of the common stock are entitled to receive ratably any dividends as may be declared from time to time by the Board from funds available.

Liquidation Rights

Subject to any preferential or other rights of any outstanding series of our preferred stock that may be designated by the Board, upon liquidation, holders of our common stock are entitled to receive pro rata all of our assets available for distribution to such holders.

No Preemptive Rights

No holder of any of our stock of any class have any preemptive right to subscribe to any securities of Acuity Brands of any kind or class.

Transfer Agent and Registrar

Our Transfer Agent and Registrar is Computershare Trust Company N.A.

Preferred Stock

The Board is authorized without further stockholder approval (except as may be required by applicable law or New York Stock Exchange regulations) to provide for the issuance of shares of preferred stock, in one or more series, and to fix for each such series such voting powers, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations or restrictions, as are stated in the resolution adopted by the Board providing for the issuance of such series and as are permitted by the DGCL. The terms and rights of any such series may include:

•	the designation of the series;

•

the number of shares of the series, which number the Board may thereafter, except where otherwise provided in the applicable certificate of designation, increase or decrease, but not below the number of shares thereof then outstanding;

•	any dividend rights;

•	any liquidation preferences;

•	any redemption rights;

•	any sinking fund terms;

•	any conversion rights;

•	any voting rights; and

•	any other relative rights, preferences and limitations of such series.

Should the Board elect to exercise this authority, the rights and privileges of holders of shares of the Company’s common stock could be made subject to the rights and privileges of any such series of preferred stock. Presently, we have no plans to issue any preferred stock.

Certain Anti-takeover Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law

Our Certificate of Incorporation, Bylaws, and the DGCL contain certain provisions that could delay or make more difficult an acquisition of control of Acuity Brands not approved by the Board, whether by means of a tender offer, open market purchases, a proxy contest, or otherwise. These provisions, which are summarized below, could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Acuity Brands, although such a proposal, if made, might be considered desirable by a majority of our stockholders.

Election and Removal of Directors. Our Certificate of Incorporation provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 80% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on the Board, however occurring, including a vacancy resulting from an increase in the size of the Board (other than vacancies and newly created directorships which the holders of any class or classes of stock are expressly entitled by the Certificate of Incorporation to fill), may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by the sole remaining director (and not by stockholders). This system of electing and removing directors generally makes it more difficult for stockholders to replace a majority of our directors.

Stockholder Action, Advance Notification of Stockholder Nominations, and Proposals. Our Certificate of Incorporation provides that stockholder action may be taken only at an annual or special meeting of stockholders and that stockholders may not act by written consent. Our Certificate of Incorporation and Bylaws provide that special meetings of stockholders may be called only by resolution adopted by the whole Board. Stockholders are not permitted to call a special meeting or to require the Board to call a special meeting of stockholders.

Our Bylaws establish advance notice procedures for stockholder proposals to be brought before any annual or special meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, these procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. The notice must contain certain information specified in our Bylaws.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Authorized but Unissued Capital Stock. The authorized but unissued shares of our common stock and preferred stock will be available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger, or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board were to determine that a takeover proposal is not in the best interests of us or our stockholders, the Board could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Amendment to Certificate of Incorporation and Bylaws. The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Bylaws may be amended or repealed by a majority vote of the Board or, in addition to any other vote otherwise required by law, the holders of at least 80% of the voting power of all of the then outstanding shares of the capital stock entitled to vote generally in the election of directors, voting together as a single class.

Additionally, the approval by holders of at least 80% of the voting power of all of the then outstanding shares of the capital stock entitled to vote on such matter, voting together as a single class, is required to amend or repeal or to adopt any provision inconsistent with Article V, Article VII, Article VIII, Article X or Article XI of our Certificate of Incorporation. These provisions may have the effect of deferring, delaying, or discouraging the removal of any anti-takeover defenses provided for in our Certificate of Incorporation and our Bylaws.

No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Certificate of Incorporation provides otherwise.

Delaware Takeover Statute. We are subject to the provisions of Section 203 of the DGCL and have adopted additional provisions in our Certificate of Incorporation for the approval, adoption, or authorization of business combinations. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge, exchange, mortgage or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Pursuant to our Certificate of Incorporation, a “business combination” with an “interested person” requires the affirmative vote or consent of the holders of a majority of the shares of stock entitled to vote in elections of directors, which are not beneficially owned, directly or indirectly, by such interested person. This voting requirement will not be applicable if certain conditions described in our Bylaws are met with respect to a particular business combination.

Our Certificate of Incorporation defines a “business combination” as (a) any merger or consolidation of Acuity Brands, Inc. or any of its subsidiaries with or into any interested person (regardless of the identity of the surviving corporation); (b) any sale, lease, or other disposition of all or any substantial part of the assets of Acuity Brands, Inc. or any of its subsidiaries to any interested person for cash or securities or both; or (c) any issuance or delivery of securities of Acuity Brands, Inc. or any of its subsidiaries (which the beneficial owner shall have the right to vote, or to vote upon exercise, conversion, or by contract) to an interested person in consideration for or in exchange of any securities or other property (including cash).

An “interested person” is defined in our Certificate of Incorporation as any person who beneficially owns, directly or indirectly, 5% or more of the shares of stock of Acuity Brands entitled to vote in elections of directors at the relevant record date.

Limitations of Liability and Indemnification Matters

Our Bylaws limit the liability of our directors to the fullest extent permitted by applicable law and provide that we will indemnify them to the fullest extent permitted by such law. We have also entered into indemnification agreements with our current directors and executive officers and expect to enter into a similar agreement with any new director or executive officer.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary shares representing fractional interests in shares of our preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares, depositary agreements and depositary receipts described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable depositary agreement and depositary receipts for additional information before you decide whether to purchase any of our depositary shares.

In connection with the issuance of any depositary shares, we will enter into a depositary agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related depositary agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the shares of our preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the depositary agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, subscription and liquidation rights).

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of any debt securities offered and the extent, if any, to which such general provisions may apply to such offered debt securities will be described in the prospectus supplement relating to such offered debt securities. This prospectus and any accompanying prospectus supplement contain the material terms of the securities to be offered. In this section, the terms the “Company,” “we,” “us” and “our” refer to Acuity Brands Lighting, Inc. only and not to any of its subsidiaries.

The debt securities are to be issued under an Indenture (the “Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee”). The form of the Indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The following summary of certain general provisions of the Indenture and the debt securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Indenture, including the definitions therein of certain terms. Unless otherwise defined herein, all capitalized terms in this section have the definitions ascribed to such terms in the Indenture. The terms of any supplemental indenture entered into or officer’s certificate delivered in connection with a particular issuance of debt securities will be described in the prospectus supplement relating to such offered debt securities.

References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the applicable trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

General

The Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. The debt securities may be issued from time to time in one or more series. Unless otherwise indicated in the prospectus supplement relating thereto, the debt securities will be unsecured and will rank pari passu with all other existing and future unsecured and unsubordinated indebtedness of the Company. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The Indenture does not limit the amount of other indebtedness or securities that may be issued by the Company.

Debt securities of a series will be issued in registered form (“Securities”) as specified in the terms of the series. Debt securities of a series may be issued in whole or in part in the form of one or more global securities (“Global Securities”) registered in the name of a depository or its nominee and, in such case, beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants.

Reference is made to the prospectus supplement relating to the particular series of debt securities offered thereby for the terms of the offered debt securities, including:

•	the title of the debt securities;

•	the aggregate principal amount;

•	the issue price expressed as a percentage of the aggregate principal amount;

•	the date or dates of maturity or the method of determination thereof;

•	the interest rate or rates (which may be fixed or floating) per annum, if any, or the method by which such interest rate or rates will be determined;

•	the date or dates any interest will commence accruing and be payable and the record dates for any interest payments;

•	the place or places where principal and any interest or premium will be paid;

•	if applicable, the identity of the guarantors and the terms of the guarantees with respect to the debt securities;

•	the dates and redemption prices relating to any optional or mandatory redemption and other terms and conditions of any optional or mandatory redemptions;

•	any optional or mandatory sinking fund or analogous provisions;

•	the denominations of the debt securities if other than denominations of $2,000 and any higher integral multiples of $1,000;

•	the portion of the principal amount payable on declaration of acceleration of maturity or provable in bankruptcy, if other than the principal amount;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	any paying agents, transfer agents, registrars or other agents for a series of debt securities;

•

the currency or currencies, including composite currencies, of payment of the principal of (and premium, if any) and interest (if any) on the debt securities if other than the currency of the United States of America;

•	if applicable, the terms and conditions upon which the debt securities may be repayable prior to final maturity at the option of the holder thereof (which option may be conditional);

•

if the principal (and premium, if any) or interest, if any, are to be payable, at the election of the Company or any holder thereof, in a currency other than that in which the debt securities are stated to be payable, the period or periods within which, and the terms and conditions on which, such election may be made;

•

if the debt securities are to be denominated in a currency or currencies, including composite currencies, other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of the debt securities as outstanding securities under the Indenture;

•

if the amount of payments of principal of (and premium, if any), or portions thereof, or interest, if any, on the debt securities, may be determined with reference to an index, formula or other method, the manner of determining such amounts;

•	whether such debt securities are to be issued in temporary or permanent global form;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	the application, if any, of certain provisions of the Indenture relating to defeasance and discharge, and related conditions;

•	any events of default, if not set forth in the Indenture;

•	any restrictive covenants or other material terms relating thereto which may not be inconsistent with the Indenture; and

•	any applicable material United States federal income tax consequences.

Unless otherwise indicated in the prospectus supplement relating thereto, principal (and premium, if any) and interest will be payable and the Securities will be transferable at the office or agency maintained by us for such purpose. Payment of principal (and premium, if any) and interest on Global Securities registered in the name of or held by the depository or its nominee will be made in immediately available funds to the depository or its nominee, as the case may be, as the registered holder of such Global Security. If any of the debt securities is no longer represented by a Global Security, payment of interest on Securities may, at our option, be made by check mailed directly to holders at their registered addresses. See “—Forms of Debt Securities” below. No service charge will be made for any transfer or exchange of the debt securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Material United States federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

The Company may at any time purchase debt securities at any price in the open market or otherwise. Debt securities so purchased by the Company may, at its sole option, be held, resold or surrendered to the Trustee for cancellation.

Covenants

Unless otherwise specified in any prospectus supplement, the Indenture will not contain any covenants that (i) limit the amount of indebtedness (including secured indebtedness) or lease obligations that may be incurred by the Company and its subsidiaries, or (ii) restrict the Company from entering into change of control transactions (other than as specified under “—Merger and Consolidation” below).

Merger and Consolidation

Unless otherwise provided in any prospectus supplement, the Company will covenant that it will not merge or sell, convey, transfer or lease its properties and assets substantially as an entirety unless the Company is the surviving corporation or the successor person is a person organized under the laws of the United States (including any state thereof and the District of Columbia) which expressly assumes the Company’s obligations on all the debt securities and under the Indenture and, after giving effect to such transaction, the Company or the successor person would not be in default under the Indenture.

Events of Default

The Indenture defines “Events of Default” with respect to the debt securities of any series as being one of the following events:

(i) default in the payment of any installment of interest on that series for 30 days after becoming due;

(ii) default in the payment of principal of (or premium, if any, on) that series when due;

(iii) default in the deposit of any sinking fund payment when due;

(iv) default in the performance or breach of any other covenant or warranty in the Indenture (other than a covenant included in the Indenture solely for the benefit of any series of debt securities other than that series) for 90 days after notice to us by the Trustee or to us and the Trustee by the holders of at least 25% in principal amount of the debt securities of all series affected;

(v) certain events of bankruptcy, insolvency or reorganization with respect to the Company; and

(vi) any other Event of Default provided with respect to debt securities of that series.

If an Event of Default shall occur and be continuing, either the Trustee or the holders of at least 25% in principal amount of the debt securities then outstanding of all series affected, voting as a single class, may declare the principal (or such portion thereof as may be specified in the prospectus supplement relating to any such series) of the debt securities of all such series to be due and payable. Under certain conditions, such a declaration may be annulled. Notwithstanding the foregoing, if an Event of Default pursuant to (v) above occurs with respect to the Company, the unpaid principal of, premium, if any, and any accrued and unpaid interest on all the debt securities shall become and be immediately due and payable without further action or notice on the part of the Trustee or any holder.

The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default actually known to one of its responsible officers, give the holders of debt securities notice of all uncured defaults actually known to one of its responsible officers (the term “default” to mean the events specified above without grace periods); provided, however, that, except in the case of default in the payment of principal of or interest on any debt security, the Trustee shall be fully protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of debt securities.

The Company will be required to furnish to the Trustee annually a statement by the principal financial officer, the principal executive officer or the principal accounting officer of the Company stating whether or not, to the best of his or her knowledge, the Company is in default in the performance and observance of any of the terms, provisions and conditions under the Indenture and, if the Company is in default, specifying each such default.

The holders of a majority in principal amount of the outstanding debt securities of all series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of such series, and to waive certain defaults with respect thereto. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of debt securities unless they shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Modification of the Indenture

The Indenture may generally be modified or amended with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the modification (voting as a single class); provided, however, that no such modification or amendment may be made, without the consent of the holder of each debt security affected, which would (i) reduce the principal amount of or the interest on any debt security, change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or the other terms of payment thereof, or (ii) reduce the above-stated percentage of debt securities, the consent of the holders of which is required to modify or amend the Indenture, or the percentage of debt securities of any series, the consent of the holders of which is required to waive compliance with certain provisions of the Indenture or to waive certain past defaults.

Without the consent of any holder of debt securities, the Company and the Trustee may enter into a supplemental indenture to amend the Indenture or the debt securities issued under that Indenture for any of the following purposes, among other things:

(a)	to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture, as supplemented, and in the debt securities;

(b)

to add to the covenants of the Company, for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon the Company;

(c)	to add any additional Events of Default;

(d)

to permit the issuance of debt securities in uncertificated form, provided that any such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect; or

(e)

to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only with respect to debt securities not outstanding at the time of the execution of such supplemental indenture;

(f)	to add guarantees with respect to the debt securities;

(g)	to secure the debt securities;

(h)	to establish the form or terms of debt securities of any series;

(i)

to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the debt securities of one or more series and/or to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee;

(j)

to cure any ambiguity or omission, to correct or supplement any provision of the Indenture, as supplemented, which may be defective or inconsistent with any other provision herein or to conform any provision applicable to debt securities of any series to the description of the terms of such debt securities in any prospectus supplement; or

(k)

to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect.

Defeasance and Discharge

The Indenture provides that the Company may elect, with respect to the debt securities of any series, either:

(i)

to terminate (and be deemed to have satisfied) any and all obligations in respect of such debt securities (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and, if so specified with respect to the debt securities of a certain series, to pay the principal of (and premium, if any) and interest, if any, on such specified debt securities and certain obligations owed to the Trustee (“legal defeasance”)); or

(ii)	to be released from its obligations to comply with any restrictive covenants under the Indenture,

in either case after the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined in the Indenture) which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any (and interest, if any)), on and any mandatory sinking fund payments in respect of such debt securities on the stated maturity of such payments in accordance with the terms of the Indenture and such debt securities. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an opinion of counsel (who may be counsel to the Company) to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the U.S. Internal Revenue Service (which opinion must, in the case of legal defeasance, be based on a change in applicable U.S. federal income tax law after the date of the Indenture or a ruling published by the U.S. Internal Revenue Service after the date of the Indenture), such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to beneficial owners of such debt securities. For the avoidance of doubt, neither the Trustee nor any of its agents are responsible for determining the sufficiency of any amounts deposited in trust pursuant to a discharge or defeasance of any series of debt securities under the Indenture and neither the Trustee nor any of its agents shall have any obligation or liability whatsoever with respect to the sufficiency of such amounts.

The Indenture also provides that the Indenture shall cease to be of further effect with respect to any series of debt securities (except as to any surviving rights of registration of transfer or exchange of debt securities of such series), and the Trustee, at the expense of and upon written instruction by the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture as to such series, when

(a)	either:

(i)

all debt securities of such series theretofore authenticated and delivered (other than (i) debt securities which have been destroyed, lost or stolen and which have been replaced or paid as provided in the Indenture and (ii) debt securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in the Indenture) have been delivered to the Trustee for cancellation; or

(ii)	all such debt securities of such series not theretofore delivered to the Trustee for cancellation:

(A)	have become due and payable (by reason of the making of a notice of redemption or otherwise), or

(B)	will become due and payable at their stated maturity (as defined in the Indenture) within one year of the date of deposit, or

(C)	are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company,

and the Company, in the case of (A), (B) or (C) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount sufficient to pay and discharge the entire indebtedness on such debt securities not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest, if any, to the date of such deposit (in the case of debt securities which have become due and payable), or to the stated maturity or the redemption date, as the case may be;

(b)	the Company has paid or caused to be paid all other sums payable under the Indenture by the Company with respect to such series; and

(c)

the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that, with respect to such series, all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Forms of Debt Securities

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of debt securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the debt security, and in order to transfer or exchange these debt securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the definitive securities to the Trustee, security registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the debt securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered global securities

We may issue the registered debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the debt securities to be represented by registered global securities. Unless and until it is exchanged in whole for debt securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any debt securities to be represented by a registered global security will be described in the prospectus supplement relating to those debt securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the debt securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of debt securities take physical delivery of these debt securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the Indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the Indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of the Company, the Trustee, the security registrar or any other agent of the Company or agent of the Trustee or the security registrar will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the debt securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, if any, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the debt securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue debt securities in definitive form in exchange for the registered global security that had been held by the depositary. Any debt securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant security registrar or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Euroclear and Clearstream

If the depositary for a global security is The Depository Trust Company, or “DTC,” you may hold interests in the global security through Clearstream Banking, société anonyme, which we refer to as “Clearstream,” or Euroclear Bank SA/NV, as operator of the Euroclear System, which we refer to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Participants will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any debt securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and will have been appointed by the Company as initial security registrar with regard to the debt securities. We will specify any material relationship we may have with the Trustee in the applicable prospectus supplement. In addition, the Trustee may serve as trustee for other debt securities issued by the Company from time to time.

PLAN OF DISTRIBUTION

We may sell our securities in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters, including through underwriting syndicates represented by managing underwriters; (iii) through brokers or dealers; (iv) directly by us to purchasers, including through a specific bidding, auction or other process; or (v) through a combination of any of these methods of sale. Each time we offer and sell securities covered by this prospectus, we will make available a prospectus supplement or supplements that will describe the method of distribution and set forth the terms of the offering, including: (i) the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them; (ii) if a fixed price offering, the public offering price of the securities and the proceeds to us; (iii) any options under which underwriters may purchase additional securities from us; (iv) any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation; (v) terms and conditions of the offering; (vi) any discounts, commissions or concessions allowed or reallowed or paid to dealers; and (vii) any securities exchange or market on which the securities may be listed. Any dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts.

Any initial offering price, dealer purchase price, discount or commission may be changed from time to time.

The securities may be distributed from time to time in one or more transactions, at negotiated prices, at fixed prices (that may be subject to change), at market prices prevailing at the time of sale, at various prices determined at the time of sale or at prices related to prevailing market prices.

Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters are subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased.

If a broker or dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The broker or dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell securities as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such broker or dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof.

If so indicated in the applicable prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us or at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement.

Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.

Underwriters, brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, brokers, dealers or agents may also receive compensation from the purchasers of securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, brokers, dealers or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions. In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate in the resales.

Each series of securities will be a new issue and will have no established trading market. We may elect to list any series of securities on an exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. An underwriter may carry out these transactions on a stock exchange, in the over-the-counter market or otherwise.

The place and time of delivery for securities will be set forth in the applicable prospectus supplement for such securities.

VALIDITY OF THE SECURITIES

Unless otherwise indicated in the prospectus supplement accompanying this prospectus, the validity of the securities will be passed upon for us by our counsel, King & Spalding LLP, Atlanta, Georgia. Any underwriters, dealers or agents will be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Acuity Brands, Inc. at August 31, 2020 and 2019, and for each of the three years in the period ended August 31, 2020, appearing in Acuity Brands, Inc.’s Annual Report on Form 10-K for the year ended August 31, 2020, and the effectiveness of Acuity Brands, Inc.’s internal control over financial reporting as of August 31, 2020 (excluding the internal controls over financial reporting of the acquired businesses of The Luminaires Group and LocusLabs, Inc., which are also excluded from the scope of management’s assessment), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of Acuity Brands, Inc’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of the acquired businesses of The Luminaires Group and LocusLabs, Inc. from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of Acuity Brands, Inc.’s internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.